UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Allegheny Technologies Incorporated

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1000 Six PPG Place
Pittsburgh, PA 15222-5479

March 25, 2008

To our Stockholders:

We are pleased to invite you to attend the 2008 Annual Meeting of Stockholders. The meeting will be held at 11:00 a.m., Eastern Time, on Friday, May 9, 2008, in the Grand Ballroom, 17th Floor, Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219. The location is accessible to disabled persons.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement. Enclosed with this booklet are the following:

•	Proxy or voting instruction card (including instructions for telephone and Internet voting), and

•	Proxy or voting instruction card return envelope (postage paid if mailed in the U.S.)

A copy of the Company’s Annual Report for the year 2007 is also enclosed.

Your Board of Directors recommends that you vote:

(1) FOR the election of the three nominees named in this Proxy Statement (Item A);

(2)	FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent auditors for 2008 (Item B); and

(3) AGAINST a stockholder proposal regarding majority voting in director elections (Item C).

This Proxy Statement also outlines many of the corporate governance practices at ATI, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2007 financial statements. We encourage you to read these materials carefully.

We urge you to vote promptly, whether or not you expect to attend the meeting.

If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on the proxy card, or enter the appropriate information by telephone or Internet, so that we can send your admission ticket to you before the meeting.

We look forward to seeing as many of you as possible at the 2008 Annual Meeting.

Sincerely,

L. Patrick Hassey
Chairman, President and Chief Executive Officer

ALLEGHENY TECHNOLOGIES INCORPORATED

Notice of Annual Meeting of Stockholders

Meeting Date:	Friday, May 9, 2008

Time:	11:00 a.m., Eastern Time

Place:	Grand Ballroom 17th Floor Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219

Record Date:	March 12, 2008

Agenda:

1) Election of three directors;

2) Ratification of the appointment of Ernst & Young LLP as independent auditors for 2008;

3)	If properly presented at the meeting, a stockholder proposal regarding majority voting in director elections; and

4) Transaction of any other business properly brought before the meeting.

Stockholder List

A list of stockholders entitled to vote will be available during business hours for 10 days prior to the meeting at the Company’s executive offices, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, for examination by any stockholder for any legally valid purpose. The list of stockholders also will be available for examination at the meeting.

Admission to the Meeting

Holders of Allegheny Technologies common stock or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and you plan to attend the meeting, you may obtain an admission ticket from us by mail by checking the box on the proxy card indicating your planned attendance and returning the completed proxy card promptly, or by entering the appropriate information by telephone or the Internet. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement. The approximate date of the mailing of this Proxy Statement and proxy card, as well as a copy of ATI’s 2007 Annual Report, is March 25, 2008. For further information about Allegheny Technologies, please visit our web site at www.alleghenytechnologies.com.

On behalf of the Board of Directors:

Jon D. Walton
Corporate Secretary

Dated: March 25, 2008

YOUR VOTE IS IMPORTANT
Please vote as soon as possible. You can help the Company reduce expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or, complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage-paid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2008.

The proxy statement and 2007 annual report of Allegheny Technologies Incorporated are available to review at: http://bnymellon.mobular.net/bnymellon/ati

PROXY STATEMENT FOR
2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

You can help the Company save money by electing to receive future proxy statements and annual reports over the Internet instead of by mail. See question 11 below.

1. Who is entitled to vote at the Annual Meeting?

If you held shares of Allegheny Technologies Incorporated (“ATI” or the “Company”) common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 12, 2008, you may vote at the annual meeting. On that day, 101,098,773 shares of our Common Stock were outstanding. Each share is entitled to one vote. Stockholders do not have cumulative voting rights.

In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors (“Board”) requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	telephone, using the toll-free number listed on each proxy or voting instruction card;

•	the Internet, at the address provided on each proxy or voting instruction card;

•	marking, signing, dating and mailing each proxy or voting instruction card and returning it in the envelope provided (If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of the three nominees for director named in this Proxy Statement, FOR the ratification of the appointment of the independent auditors, and AGAINST the stockholder proposal regarding majority voting in director elections); or

•	attending the meeting and voting your shares in person, if you are a “stockholder of record” (that is, your shares are registered directly in your name on the Company’s books and not held in “street name” through a broker, bank or other nominee).

If you are a stockholder of record and wish to vote by telephone or electronically through the Internet, follow the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership.

The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on May 8, 2008.

If your shares are held in “street name” (that is, they are held in the name of broker, bank or other nominee), or if your shares are held in one of the Company’s savings or retirement plans, you will receive instructions with your materials that you must follow in order to have your shares voted. For voting procedures for shares held in the Company’s savings or retirement plans, see question 6 below.

3.	How do I revoke or change my vote?

You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•	notifying the Corporate Secretary at the Company’s executive office;

•	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

•	attending the annual meeting and voting in person or by proxy (except for shares held in “street name” through a broker, bank or other nominee, or in the Company’s savings or retirement plans).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

4.	What shares are included on the proxy or voting instruction card?

The shares on your proxy or voting instruction card represent those shares registered directly in your name, those held on account in the Company’s dividend reinvestment plan and shares held in the Company’s savings or retirement plans. If you do not cast your vote, your shares (except those held in the Company’s savings or retirement plans) will not be voted. See question 6 for an explanation of the voting procedures for shares in the Company’s savings or retirement plans.

5.	What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on each of the proxy or voting instruction cards you receive) in order to ensure that all of your shares are voted.

6.	How are shares that I hold in a Company savings or retirement plan voted?

If you hold ATI Common Stock in one of the Company’s savings or retirement plans, you may tell the plan trustee how to vote the shares of Common Stock allocated to your account. You may either sign and return the voting instruction card provided by the plan trustee or transmit your instructions by telephone or the Internet. If you do not transmit instructions, your plan shares will be voted as the plan administrator directs or as otherwise provided in the plan.

The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on May 5, 2008.

7.	How are shares held by a broker, bank or other nominee voted?

If you hold your shares of ATI Common Stock in “street name” through a broker, bank or other nominee account, you are a “beneficial owner” of the shares. In order to vote your shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee’s name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

8.	What is a quorum?

A majority of the outstanding shares, present or represented by a proxy, constitutes a quorum. There must be a quorum for business to be conducted at the Annual Meeting. You are part of the quorum if you have voted by proxy or voting instruction card. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum.

9.	What is the required vote for a proposal to pass?

The director nominees receiving the highest number of votes will be elected to fill the seats on the Board. Only votes “for” or “withheld” affect the outcome. Checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of election of directors.

With respect to each of the proposals other than the election of directors (Items B and C), stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those proposals. A stockholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against those proposals.

Under New York Stock Exchange rules, if your broker holds your shares in its name as a nominee, the broker is permitted to vote your shares on the election of directors (Item A) and on the ratification of the appointment of the independent auditors (Item B) even if it does not receive voting instructions from you. Item C of this Proxy Statement is “non-discretionary,” meaning that brokers who hold shares for the accounts of their clients and who have not received instructions from their clients do not have discretion to vote on that item. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting but are not considered “present” for purposes of voting on the non-discretionary item. Accordingly, broker non-votes will have no effect on the results of any of the proposals.

10.	Is my vote confidential?

The Company maintains a policy of keeping stockholder votes confidential.

11.	Can I, in the future, receive my proxy statement and annual report over the Internet?

Stockholders can elect to view future Company proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. Costs normally associated with electronic access, such as usage and telephonic charges, will be borne by you.

If you are a “stockholder of record” and you choose to vote over the Internet, you can choose to receive future annual reports and proxy statements electronically by following the prompt on the voting page. If you hold your Company stock in “street name” (such as through a broker, bank or other nominee account), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Stockholders who choose to view future proxy statements and annual reports over the Internet will receive instructions containing the Internet address for those materials, as well as voting instructions, approximately six weeks before future meetings.

If you enroll to view the Company’s future annual reports and proxy statements electronically and vote over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, stockholders of record should access www.bnymellon.com/shareowner/isd and follow the instructions to cancel your enrollment. You should retain your control number appearing on your enclosed proxy or voting instruction card. If you hold your Company stock in “street name,” check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479.

ATI CORPORATE GOVERNANCE AT A GLANCE

This list provides some highlights from the Allegheny Technologies’ corporate governance program. You can find details about these and other corporate governance policies and practices in the following pages of the Proxy Statement and in the “Our Corporate Governance” section of the “About Us” page of our web site at www.alleghenytechnologies.com.

•	Over 75% of our directors are independent. Mr. Hassey is the only ATI officer on the Board and Mr. Bozzone, our former Chairman, President and Chief Executive Officer, is the only other non-independent director. Mr. Bozzone is retiring from the Board at the 2008 Annual Meeting of Stockholders.

•	Non-management directors meet in regularly scheduled executive sessions without management; independent directors also meet in regularly scheduled executive sessions.

•	Stockholders can communicate with the non-management directors.

•	The Audit Committee, Nominating and Governance Committee, and Personnel and Compensation Committee are composed entirely of independent directors.

•	All standing committees have a written charter that is reviewed and reassessed annually and is posted on our web site.

•	The Chair of the Audit Committee has been designated as an “audit committee financial expert.”

•	Stockholders annually ratify the Audit Committee’s selection of independent auditors.

•	Our internal audit function reports directly to the Audit Committee.

•	Our Corporate Governance Guidelines have been adopted and are disclosed on our web site.

•	We have an annual self-evaluation process for the Board and each standing committee.

•	Our Board evaluates individual directors whose terms are nearing expiration but who may be proposed for re-election.

•	Our Corporate Guidelines for Business Conduct and Ethics for directors, officers, and employees are disclosed on our web site.

•	Our Nominating and Governance Committee will consider director candidates recommended by stockholders.

•	We have stock ownership guidelines for officers.

•	We have stock ownership guidelines for non-management directors.

•	We provide confidential stockholder voting.

•	Corporate governance and corporate responsibility are part of our sustainability policies and practices, which can be found under the “Sustainability Report” tab of our website.

OUR CORPORATE GOVERNANCE

Corporate Governance Guidelines

ATI’s Board of Directors has adopted Corporate Governance Guidelines, which are designed to assist the Board in the exercise of its duties and responsibilities to the Company. They reflect the Board’s commitment to monitor the effectiveness of decision making at the Board and management level, with a view to achieving ATI’s strategic objectives. They are subject to modification by the Board from time to time.

You can find the Company’s Corporate Governance Guidelines on our web site at www.alleghenytechnologies.com, by first clicking “About Us” and then “Our Corporate Governance.” Copies will also be mailed to stockholders on written request directed to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

Number and Independence of Directors

The Board of Directors determines the number of directors. The Board currently consists of eleven members: L. Patrick Hassey (Chairman), H. Kent Bowen, Robert P. Bozzone, Diane C. Creel, James C. Diggs, J. Brett Harvey, Michael J. Joyce, W. Craig McClelland, James E. Rohr, Louis J. Thomas and John D. Turner. Messrs. Bozzone and McClelland are retiring from the Board at the 2008 Annual Meeting of Stockholders. The Company wishes to thank Messrs. Bozzone and McClelland for the contributions they have made to the Board of Directors.

In accordance with the Corporate Governance Guidelines, at least 75% of the Company’s directors are, and at least a substantial majority of its directors will be, “independent” under the guidelines set forth in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s categorical Board independence standards, which are set forth in the Corporate Governance Guidelines and attached to this Proxy Statement as Appendix A. A director is “independent” only if the director is a non-management director and, in the Board’s judgment, does not have a material relationship with the Company or its management.

In addition to L. Patrick Hassey, the current Chairman, President and Chief Executive Officer of the Company, the Board considers Robert P. Bozzone, whose son-in-law is the ATI Allegheny Ludlum Business Unit President, to not be an independent director. Mr. Bozzone is retiring from the Board at the 2008 Annual Meeting of Stockholders.

The Board, at its February 22, 2008 meeting, affirmatively determined that the remaining nine of the Company’s current directors, H. Kent Bowen, Diane C. Creel, James C. Diggs, J. Brett Harvey, Michael J. Joyce, W. Craig McClelland, James E. Rohr, Louis J. Thomas and John D. Turner, are independent in accordance with the foregoing standards. Eight of the Company’s directors have no relationships with the Company other than as directors and stockholders of the Company. One of the Company’s directors, James E. Rohr, is Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. (“PNC”). The Company has a $400 million unsecured revolving credit facility with a syndicate of 13 financial institutions, including PNC Bank, National Association, a subsidiary of PNC, as lender and administrative agent. PNC Capital Markets LLC, an affiliate of PNC, served as lead arranger with respect to this facility. The Company pays fees to PNC Bank under the terms of this facility. The Company also invests in three money market funds managed by BlackRock, Inc. (“BlackRock”). PNC currently holds approximately 33.5% of the outstanding common stock of BlackRock. During 2007, the Company paid fees to PNC and its affiliates representing a de minimis portion of both the Company’s revenues and PNC’s revenues, and therefore, all amounts were substantially less than the thresholds set forth in the NYSE’s listing standards which disqualify a director from being independent. Mr. Rohr’s compensation is not affected by the fees that the Company pays to PNC. The Board has determined that (A) the transactions between the Company and PNC (i) are commercial transactions carried out at arm’s length in the ordinary course of business, (ii) are not material to PNC or to Mr. Rohr, (iii) do not and would not potentially influence Mr. Rohr’s objectivity as a member of the Company’s Board of Directors in a manner that would have a meaningful impact on his ability to satisfy requisite fiduciary standards on behalf of the Company and its stockholders, and (iv) do not preclude a determination that Mr. Rohr’s relationship with the Company in his capacity as Chairman and Chief Executive Officer of PNC is immaterial, and (B) Mr. Rohr is an independent director under NYSE existing guidelines and the Company’s categorical Board independence standards.

The Board has also determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and the rules of the Securities and Exchange Commission (“SEC”).

Director Terms

The directors are divided into three classes and the directors in each class generally serve for a three-year term unless the director is unable to serve due to death, retirement or disability. The term of one class of directors expires each year at the annual meeting of stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced. The Board may also create a new director position in any class and elect a director to hold the newly created position. It is expected that new directors appointed to the Board to fill vacancies will stand for election by the stockholders at the next annual meeting.

Committees of the Board of Directors Standing Committees

The Board of Directors has the following five standing committees: Audit Committee, Finance Committee, Nominating and Governance Committee, Personnel and Compensation Committee, and Technology Committee.

Only independent directors, as independence is determined by NYSE rules, are permitted to serve on the Audit Committee, the Nominating and Governance Committee, and the Personnel and Compensation Committee. Audit Committee members must meet additional independence standards under NYSE listing standards and SEC rules; specifically, Audit Committee members may not receive any compensation from the Company other than their directors’ compensation.

Each committee has a written charter that describes its responsibilities. Each of the Audit Committee, the Nominating and Governance Committee and the Personnel and Compensation Committee has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each committee on our web site at www.alleghenytechnologies.com by first clicking “About Us,” then clicking “Our Corporate Governance” and then clicking “Committee Charters.” The current charters will also be mailed to stockholders upon written request.

Audit Committee

The current members of the Audit Committee are Michael J. Joyce (Chairman), Diane C. Creel, James C. Diggs, Louis J. Thomas and John D. Turner. The Board of Directors has determined that these committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence. The Board of Directors has also determined that Michael J. Joyce meets the SEC criteria of an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Mr. Joyce has over 35 years of accounting, auditing and consulting experience, having most recently served as New England Managing Partner of Deloitte & Touche USA LLP prior to his retirement in May 2004.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Committee has the authority and responsibility for the appointment, retention, compensation and oversight of ATI’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors and the internal auditors have full access to the Committee and meet with the Committee with, and on a routine basis without, management being present, to discuss all appropriate matters.

The Audit Committee is also responsible for reviewing, approving and ratifying related party transactions. For more information, see the “Certain Transactions” section of this Proxy Statement.

The Audit Committee Report appears on page 22 of this Proxy Statement.

Finance Committee

The Finance Committee makes recommendations and provides guidance to the Board regarding major financial policies of the Company. It also serves as named fiduciary of the employee benefit plans maintained by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for overseeing corporate governance matters. It oversees the annual evaluation of the Company’s Board and its committees. It also recommends to the Board individuals to be nominated as directors, which process includes evaluation of new candidates as well as an individual evaluation of current directors who are being considered for re-election. In addition, this Committee is responsible for administering ATI’s director compensation program. The Committee also performs other duties as are described in the Corporate Governance Guidelines.

Personnel and Compensation Committee

The Personnel and Compensation Committee, on behalf of the Board of Directors, establishes and annually reassesses the executive compensation program and the Company’s philosophy on executive compensation, which is more fully discussed in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement.

One of the duties of the Committee is to oversee Chief Executive Officer (“CEO”) and executive officer compensation. The Personnel and Compensation Committee reviews and approves corporate goals and objectives relevant to CEO and executive officer compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level (either as a Committee or together with the other independent directors, as directed by the Board) based on this evaluation. The Committee also reviews and approves non-CEO executive officer compensation, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans that require Board approval. In addition, the Personnel and Compensation Committee administers ATI’s incentive compensation plans. The Committee may delegate authority to subcommittees, when appropriate. For other executives, the Committee reviews and approves recommendations from management within plan parameters. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Personnel and Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the committee in the evaluation of the Chief Executive Officer or other executive compensation. The Committee may also obtain advice and assistance from internal or external legal, accounting or other advisors. Each year, the Committee retains a compensation consultant; for years 2005, 2006 and 2007, the Committee retained Mercer Human Resources Consulting (“Mercer”), an outside compensation and executive benefits consulting firm. Mercer was retained to assist the Committee to review market conditions and peer company practices and to benchmark the Company’s executive compensation programs against those parameters. Mercer performed market analyses of peer group companies and the general market for executive talent, and made recommendations to the Committee as to the form of and incentive opportunities for executive compensation. The Committee has also retained external legal advisors. Please see the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about the role of the compensation consultant.

Mercer and the Company’s legal advisors periodically attend meetings of the Committee. For portions of those meetings, the Chief Executive Officer and the Executive Vice President of Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary also attend. The Chief Executive Officer and the Executive Vice President of Human Resources express their views on executive compensation to the Committee. Please see the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about executive officer compensation.

Each member of the Personnel and Compensation Committee is a “non-employee director” of the Company as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

The Compensation Committee Report appears on page 26 of this Proxy Statement.

Technology Committee

The Technology Committee reviews changing technologies and evaluates how they affect the Company and its technical capabilities.

Board and Committee Membership — Director Attendance at Meetings

During 2007, the Board of Directors held six meetings. The Board’s committees consisted of the five standing committees already described. In 2007, all directors attended at least 75% of the total Board meetings and meetings of Board committees of which they were members, and average attendance at Board and committee meetings was approximately 97%.

The non-management directors meet separately from the other directors in regularly scheduled executive sessions without members of management (except to the extent that the non-management directors request the attendance of a member of management). When, as is currently the case, the Chairman of the Board is a management director, or if the Chairman would otherwise so choose, the position of Chair of the meetings of the non-management directors rotates on a per meeting basis in the order specified in the Corporate Governance Guidelines among the non-management Chairs of the Board’s committees. If not a member of management, the Chairman of the Board would serve as Chair of these meetings.

We typically schedule a Board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend absent good reason, such as a scheduling conflict. In 2007, all directors then on the Board attended our annual meeting of stockholders. J. Brett Harvey joined the Board on December 6, 2007.

The table below identifies the directors that the Board has determined to be independent and provides information with respect to Board committee memberships. The table also sets forth the number of meetings held by each Board committee in 2007.

						Nominating	Personnel
						and	and
Director	Independent	Audit		Finance		Governance	Compensation	Technology
H. K. Bowen	X					X		X	*
R. P. Bozzone**				X				X
D. C. Creel	X	X		X	*	X	X
J. C. Diggs	X	X		X		X
J. B. Harvey	X					X
L. P. Hassey
M. J. Joyce	X	X	*
W. C. McClelland**	X					X *	X	X
J. E. Rohr	X						X *
L. T. Thomas	X	X						X
J. D. Turner	X	X		X				X
Number of Meetings in 2007	—	10		6		5	5	1

*	Denotes Committee Chair.

**	Retiring from the Board at the 2008 Annual Meeting of Stockholders.

Director Compensation

On December 15, 2006, the Board of Directors approved changes to the non-employee director compensation program. Effective January 1, 2007, the annual retainer fee consists of a cash payment of $60,000 and restricted stock valued at $75,000. Committee chairpersons receive a $10,000 cash retainer fee, and directors are paid $1,500 per day for Board meetings and $1,000 for each committee meeting attended. The Company also pays for ATI orientation or training of Board members outside of Board and committee meetings.

We also pay our directors’ travel, lodging, meal and other expenses connected with their Board service. In addition, certain benefits were made available to Mr. Bozzone, the retired Chairman, President and Chief Executive Officer, including office space, secretarial services, newspaper subscriptions and parking space at ATI’s headquarters building. Mr. Bozzone is retiring from the Board at the 2008 Annual Meeting of Stockholders.

The non-employee directors of the Board earned the following in 2007:

					Change in
					Pension Value
					and Non-
	Fees				Qualified
	Earned Or			Non-Equity	Deferred
	Paid	Stock	Option	Incentive Plan	Compensation	All Other
	In Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name (1)	($)(3)	($)(4)	($)(5)	($)	($)	($)		($)

H. K. Bowen	94,500	16,675	10,320	—	—	—		121,495
R. P. Bozzone	86,000	16,675	10,320	—	—	21,389	(6)	134,384
D. C. Creel	116,000	16,675	10,320	—	—	—		142,995
J. C. Diggs	101,000	16,675	10,320	—	—	—		127,995
J. B. Harvey(2)	5,772	174	—	—	—	—		5,946
M. J. Joyce	101,000	16,675	10,320	—	—	—		127,995
W. C. McClelland	98,000	16,675	10,320	—	—	—		124,995
J. E. Rohr	89,500	16,675	10,320	—	—	—		116,495
L. T. Thomas	91,000	16,675	10,320	—	—	—		117,995
J. D. Turner	96,000	16,675	10,320	—	—	—		122,995

(1)	L. Patrick Hassey, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors and does not receive any compensation for his service on the Board of Directors. All compensation paid to Mr. Hassey by the Company for his service as an executive officer is reflected under “Summary Compensation Table for 2007.”

(2)	Mr. Harvey joined the Board on December 6, 2007 and amounts paid to Mr. Harvey were pro-rated for his 2007 service.

(3)	This column reflects the annual retainer fee, committee chair fees, and meeting fees paid to each director.

(4)	This column sets forth the grant date fair value of restricted stock awards made as part of the annual retainer fee and computed in accordance with Statement of Financial Accounting Standards (FAS) No. 123(R) “Share-Based Payments” (“FAS 123(R)”). A discussion of the relevant assumptions made in the valuations may be found in Notes 1 and 6 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(5)	The values set forth in this column are based on the aggregate grant date fair value of stock options computed in accordance with FAS 123(R), and represent the expense recorded by the Company in 2007. A discussion of the relevant assumptions made in the valuations may be found in Notes 1 and 6 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(6)	Represents the aggregate incremental cost to the Company of office space, secretarial services, newspaper subscriptions and parking space at ATI’s headquarters building.

The Board encourages directors to obtain a meaningful stock ownership interest in the Company. Non-employee directors are expected to own shares of Company Common Stock having a market value of at least two times the annual retainer amount by December 31, 2009 or within five years of first becoming a director, whichever occurs later, and at least three times the annual retainer amount within a reasonable time thereafter.

In December 2004, the Board froze and discontinued the Company’s Fee Continuation Plan for Non-Employee Directors. Under the frozen plan, an amount equal to the annual retainer fee in effect for 2004, which was $28,000, will be paid annually to the members of the Board as of January 1, 2005 following the termination of the director’s service as a Board member for each year of the director’s credited service as a director (as defined in the Plan) up to a maximum of ten years.

Corporate Guidelines for Business Conduct and Ethics

ATI has a code of ethics, which we refer to as the Corporate Guidelines for Business Conduct and Ethics, that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer, and our controller and chief accounting officer. ATI has had a code of conduct for many years. We require all directors, officers and employees to adhere to these Guidelines in addressing legal and ethical issues encountered in their work. These Guidelines require that our directors, officers and employees avoid conflicts of interest, comply with all laws, conduct business in an honest and ethical manner and otherwise act with integrity and honesty in all of their actions by or on behalf of the Company. These Guidelines include a financial code of ethics specifically for our Chief Executive Officer, our Chief Financial Officer, and all other financial officers and executives, which supplements the general principles set forth in the Guidelines and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

During 2007, our employees were required to certify that they reviewed and understood the Guidelines. In addition, all officers and managers are required to certify as to their compliance with the standards set forth in the Guidelines. Also, beginning in 2006, the Company implemented an online ethics training program, administered by a third party, requiring all directors, officers and employees to take an interactive online ethics course at least annually. In 2007, the courses addressed internet security and the Company’s Corporate Guidelines for Business Conduct and Ethics.

The Company encourages employees to communicate concerns before they become problems. We believe that building and maintaining trust, respect and communications between employees and management and between fellow employees is critical to the overriding goal of efficiently producing high quality products, providing the maximum level of customer satisfaction, and ultimately fueling profitability and growth. Only the Audit Committee of the Board can amend or grant waivers from the provisions of the Guidelines relating to the Company’s executive officers and directors, and any such amendments or waivers will be promptly posted on our web site at www.alleghenytechnologies.com. To date, no such amendments have been made or waivers granted.

A copy of the Corporate Guidelines for Business Conduct and Ethics, which includes the financial code of ethics, is available on our web site at www.alleghenytechnologies.com by first clicking “About Us” and then “Our Ethics” and will be mailed to stockholders and other interested parties on written request directed to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

Identification and Evaluation of Candidates for Director

The Board is responsible for recommending director nominees to the stockholders and for selecting directors to fill vacancies between stockholder meetings. The Nominating and Governance Committee recommends candidates to the Board. The Nominating and Governance Committee is comprised entirely of independent directors under the applicable rules and regulations of the NYSE and SEC. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee’s charter is available at the Company’s web site at www.alleghenytechnologies.com by first clicking “About Us” and then “Our Corporate Governance.” Paper copies can be obtained by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and stockholders. For information on how to submit a candidate for consideration, please see the caption “2009 Annual Meeting and Stockholder Proposals” below.

Preliminary interviews of director candidates may be conducted by the Chair of the Nominating and Governance Committee or, at his request, any other member of the Committee or the Chairman of the Board. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and key senior management. The results of these interviews are considered by the Nominating and Governance Committee in its deliberations.

Director candidates are generally selected on the basis of the following criteria: their business or professional experience, recognized achievement in their respective fields, integrity and judgment, ability to devote sufficient time to the affairs of the Company, the diversity of their backgrounds and the skills and experience that their membership adds to the overall competencies of the Board, and the needs of the Company from time to time. Nominees must also represent the interests of all stockholders. In accordance with the retirement policy for directors set forth in the Corporate Governance Guidelines, a person who is 72 years of age or older cannot be nominated to serve on the Board.

In evaluating the needs of the Board, the Nominating and Governance Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the Chairman, President and Chief Executive Officer and other members of executive management. At a minimum, all recommended candidates must exemplify the highest standards of personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in and contribute to Board and committee meetings. Additionally, the Committee conducts individual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Mr. Harvey, who joined the Board of Directors in December 2007, was initially selected as a director nominee upon the recommendation of an existing non-management director.

Process for Communications with Directors

We maintain a process for stockholders and interested parties to communicate with the Board of Directors or any individual director. ATI stockholders or interested parties who want to communicate with the Board or any individual director can write to:

Allegheny Technologies Incorporated
Corporate Secretary
Board Administration
1000 Six PPG Place
Pittsburgh, PA 15222-5479

or call 1-877-787-9761 (toll free). Your letter or message should indicate whether you are an ATI stockholder. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly when, for example, it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

2009 Annual Meeting and Stockholder Proposals

Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received no later than November 25, 2008 for inclusion in the proxy statement and proxy card for that meeting. In addition, the Company’s certificate of incorporation provides that in order for director nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Corporate Secretary. The notice must contain certain information, including information about the proposal and the interest, if any, of the stockholder who is making the proposal, as well as the name, address and share ownership of the stockholder giving notice.

Stockholders may nominate candidates for election to the Board by following the procedures described in ATI’s certificate of incorporation. Stockholder-recommended candidates will be evaluated on the same basis as other candidates. The provisions of ATI’s certificate of incorporation generally require that written notice of a nomination be received by the Corporate Secretary, who will forward the information to the Nominating and Governance Committee of the Board of Directors for the Committee’s consideration. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving notice.

For all such notices to be timely, the provisions of the Company’s certificate of incorporation generally require that notice be received by the Corporate Secretary not less than 75 days and not more than 90 days before the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting in the year 2009, we must receive this notice on or after February 8, 2009 and on or before February 23, 2009.

Stockholders may obtain a copy of the full text of the provisions of our certificate of incorporation by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479. A copy of our certificate of incorporation has been filed with the Securities and Exchange Commission and can be viewed on our web site at www.alleghenytechnologies.com by first clicking “About Us” and then “Our Corporate Governance.”

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for the Company. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or the Company that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker, if shares are held in a brokerage account, or the Company, if holding registered shares. The Company will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Corporate Secretary of the Company at 1000 Six PPG Place, Pittsburgh, PA 15222-5479, or notice may be given by calling the Company at (412) 394-2800 (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, if now receiving multiple copies of annual reports or proxy statements.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission (SEC) require the Company to disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and statutory insiders. Based upon a review of filings with the SEC and written representations, the Company believes that, in 2007, the Company’s directors and statutory insiders complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 and all filings by these individuals with respect to Company Common Stock were made on a timely basis.

Five Percent Owners of Common Stock

The individuals and entities listed in the following table are beneficial owners of five percent or more of Company Common Stock as of December 31, 2007, based on information filed with the SEC. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire Common Stock that are exercisable currently or within 60 days.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class(3)

The TCW Group, Inc. on behalf of the TCW Business Unit 865 South Figueroa Street Los Angeles, CA 90017	7,130,867	(1)	7.0%

Singleton Group LLC 11661 San Vicente Blvd, Ste 915 Los Angeles, CA 90049	5,775,000	(2)	5.7%

(1)	Based on a Schedule 13G filing under the Securities Exchange Act of 1934 on February 11, 2008 made by The TCW Group, Inc. on behalf of the TCW Business Unit, consisting of Trust Company of the West, TCW Asset Management Company, TCW Investment Management Company and TCW Capital Investment Corporation, The TCW Group, Inc. had shared voting power with respect to an aggregate of 5,632,137 shares and shared dispositive power with respect to an aggregate of 7,130,867 shares at December 31, 2007.

(2)	Based on a Schedule 13G/A filing under the Securities Act of 1934 on August 17, 2007 by the Singleton Group LLC, Christina Singleton Mednick, William W. Singleton and Donald E. Rugg have shared voting and dispositive power with respect to 5,775,000 shares. As indicated in the Schedule 13G/A, Donald E. Rugg also holds sole voting and dispositive power with respect to 158 shares.

(3)	As of December 31, 2007, there were 101,616,534 outstanding shares of Company Common Stock.

Stock Ownership of Management

The following table sets forth the shares of Common Stock reported to the Company as beneficially owned as of March 1, 2008 by the nominees for director, the continuing directors, each officer named in the Summary Compensation Table and all directors, nominees, named executive officers and other statutory insiders as a group.

	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Class(2)

H. Kent Bowen	8,538	*
Robert P. Bozzone	1,617,981	1.6
Diane C. Creel	14,255	*
James C. Diggs	3,095	*
Terry L. Dunlap	45,289	*
Richard J. Harshman	113,479	*
J. Brett Harvey	1,167	*
L. Patrick Hassey	365,724	*
Michael J. Joyce	5,024	*
Douglas A. Kittenbrink	62,488	*
W. Craig McClelland	8,464	*
James E. Rohr	18,448	*
Louis J. Thomas	4,831	*
John D. Turner	10,992	*
Jon D. Walton	129,551	*

All directors, nominees, named officers and other statutory insiders as a group (16)	2,438,031	2.4

*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Company Common Stock.

(1)	The table includes shares of performance/restricted stock plus accumulated dividends in the following amounts: L. Patrick Hassey, 51,820; Richard J. Harshman, 15,246; Douglas A. Kittenbrink, 15,246; Jon D. Walton, 15,246; and Terry L. Dunlap, 10,806; and all directors, nominees, named executive officers and other statutory insiders as a group, 105,970. The table includes shares held in the Company’s
401(k) plans for the accounts of Messrs. Bozzone, Kittenbrink, and Walton and shares held jointly with the named individuals’ spouses.

The table also includes the following shares where beneficial ownership is disclaimed: 31,700 shares owned by Mr. Walton’s spouse; 21,691 shares owned by Mr. Harshman’s spouse; and 265 shares held by the spouses of other statutory insiders.

The table includes shares issuable pursuant to options that are currently exercisable or may become exercisable on or before April 30, 2008 in the following amounts: Mr. Bowen, 4,886; Mr. Bozzone, 33,000; Mr. Harshman, 15,000; Mr. Joyce, 1,000; Mr. McClelland, 2,000; Mr. Rohr, 7,567; Mr. Thomas, 2,000; Mr. Turner, 3,000; Mr. Walton, 15,000; and for all directors, nominees, named executive officers and other statutory insiders as a group, 88,453.

(2)	The percentages in the column were calculated based on 101,616,534 outstanding shares of Company Common Stock at December 31, 2007. As of March 1, 2008, there were 101,098,773 shares of Company Common Stock outstanding.

PROPOSALS REQUIRING YOUR VOTE

Election of Directors — Item A on Proxy Card

The Board of Directors has nominated three directors, James C. Diggs, J. Brett Harvey and Michael J. Joyce, to stand for re-election to the Board for a three-year term expiring in 2011. The Board of Directors determined that each of the nominees qualifies for re-election under the criteria for evaluation of directors described under “Identification and Evaluation of Candidates for Director” on page 11 of this Proxy Statement. The Board of Directors determined that Messrs. Diggs, Harvey and Joyce qualify as independent directors under applicable rules and regulations and the Company’s categorical Board independence standards. See “Identification and Evaluation of Candidates for Director” at page 11 of this Proxy Statement and “Number and Independence of Directors” at page 5 of this Proxy Statement.

The three nominees who receive the highest number of votes cast will be elected. If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares FOR the election of the three nominees named below unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. Management has no reason to believe that any of the three nominees for election named below will be unable to serve.

Background information about the nominees and the continuing directors, including their business experience during the past five years, follows. Messrs. Bozzone and McClelland are retiring from the Board at the 2008 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
THE ELECTION OF ALL THREE NOMINEES LISTED BELOW.

Nominees — Term to Expire at the 2011 Annual Meeting (Class III)

James C. Diggs

Age:	59

Director Since:	2001

Principal Occupation:	Senior Vice President, General Counsel and Secretary of PPG Industries, Inc., a producer of coatings, glass and chemicals.

Recent Business Experience:	Mr. Diggs has been Senior Vice President, General Counsel of PPG Industries, Inc. since 1997. He assumed the position of Secretary in September 2004.

J. Brett Harvey

Age:	57

Director Since:	2007

Principal Occupation:	President and Chief Executive Officer of CONSOL Energy, Inc., a high Btu bituminous coal and coal bed methane company, since 1998.

Recent Business Experience:	Prior to 1998, he was President and Chief Executive Officer of PacifiCorp Energy Inc., and served in several other management positions at PacifiCorp.

Other Directorships:	CONSOL Energy, Inc., Barrick Gold Corporation, and CNX Gas Corporation (a subsidiary of CONSOL Energy, Inc.)

Michael J. Joyce

Age:	66

Director Since:	2004

Recent Business Experience:	Mr. Joyce served as New England Managing Partner of Deloitte & Touche USA LLP, a public accounting firm, prior to his retirement in May 2004.

Other Directorships:	A. C. Moore Arts & Crafts, Inc. and Brandywine Realty Trust.

Continuing Directors — Term to Expire at the 2009 Annual Meeting (Class I)

Diane C. Creel

Age:	59

Director Since:	1996

Principal Occupation:	Chairman, Chief Executive Officer and President of Ecovation, Inc., a subsidiary of Ecolab Inc. and a waste stream technology company using patented technologies, since May 2003.

Recent Business Experience:	Chief Executive Officer and President of Earth Tech, an international consulting engineering firm, from 1992 to May 2003.

Other Directorships:	Foster Wheeler Ltd. and Goodrich Corporation.

James E. Rohr

Age:	59

Director Since:	1996

Principal Occupation:	Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc., a diversified financial services organization.

Recent Business Experience:	Mr. Rohr had served as President of The PNC Financial Services Group from 1992-2002 and assumed the position of Chief Executive Officer in 2000. He was named Chairman in 2001.

Other Directorships:	Equitable Resources, Inc., The PNC Financial Services Group, Inc., and BlackRock, Inc. The PNC Financial Services Group, Inc. holds approximately 33.5% of the outstanding common stock of BlackRock, Inc.

Louis J. Thomas

Age:	65

Director Since:	2004

Recent Business Experience:	Mr. Thomas served as Director, District 4, United Steelworkers for the Northeastern United States and Puerto Rico prior to his retirement in May 2004.

Continuing Directors — Term to Expire at the 2010 Annual Meeting (Class II)

H. Kent Bowen

Age:	66

Director Since:	2004

Principal Occupation:	Baker Foundation Professor, Harvard Business School, where his research and teaching is in the field of operations and technology management.

Recent Business Experience:	Prior to being Baker Foundation Professor, he was the Bruce V. Rauner Professor of Business Administration at Harvard Business School. Prior to 1992, he was the Ford Professor of Engineering and co-founder of the Leaders for Manufacturing Program at the Massachusetts Institute of Technology.

Other Directorships:	Align Technology, Inc. and Ceramics Process Systems Corporation.

L. Patrick Hassey

Age:	62

Director Since:	2003

Principal Occupation:	Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated.

Recent Business Experience:	Mr. Hassey has been President and Chief Executive Officer of the Company since October 2003. He was elected to the Company’s Board of Directors in July 2003 and assumed the position of Chairman in May 2004. Prior to this position, he worked as an outside management consultant to Allegheny Technologies’ executive management. Mr. Hassey was Executive Vice President and a member of the corporate executive committee at Alcoa Inc. at the time of his early retirement in February 2003. He had served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from 2000 to 2002. Prior to 2000, he served as Executive Vice President of Alcoa and President of Alcoa Europe Inc.

Other Directorship:	Ryder System, Inc.

John D. Turner

Age:	62

Director Since:	2004

Recent Business Experience:	Mr. Turner served as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products and a wholly owned subsidiary of The LTV Corporation, an integrated steel producer, from 2001 until his retirement in March 2003. He served as President of LTV Copperweld from 1999 to 2001 and Executive Vice President and Chief Operating Officer of The LTV Corporation from February to December 2001.

Other Directorship:	Matthews International Corporation

Ratification of Selection of Independent Auditors — Item B on Proxy Card

Ernst & Young LLP (“Ernst & Young”) has served as independent auditors for the Company since August 15, 1996 and served as independent auditors for Allegheny Ludlum Corporation since 1980. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. The Audit Committee of the Board of Directors believes that Ernst & Young is knowledgeable about the Company’s operations and accounting practices and is well qualified to act in the capacity of independent auditors.

In appointing Ernst & Young as the Company’s independent auditors for the fiscal year ending December 31, 2008, and making its recommendation that stockholders ratify the appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young provides are compatible with maintaining the independence of our outside auditors.

If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the appointment of Ernst & Young as the Company’s independent auditors.

Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT AUDITORS FOR FISCAL YEAR 2008.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young before the firm is retained to perform the service. Under this policy, the engagement terms and fees of all audit services and all audit-related services are subject to the specific pre-approval of the Audit Committee. In addition, while the Committee believes that the independent auditor may be able to provide tax services to the Company without impairing the auditor’s independence, absent unusual circumstances, the Audit Committee does not expect to retain the independent auditor to provide tax services. Under the policy, the Committee has delegated limited pre-approval authority to the Chair of the Committee with respect to permitted, non-tax related services; the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young in 2007 and 2006.

Independent Auditor: Services and Fees

The fees and expenses billed by Ernst & Young for the indicated services performed during 2007 and 2006 were as follows:

Service	2007	2006
Audit fees	$3,018,000	$2,828,000
Audit-related fees	348,000	259,000
Tax fees	—	5,000
All other fees	4,000	6,000

Total	$3,370,000	$3,098,000

“Audit fees” consisted of fees related to the annual audit of the Company’s consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, audit and attestation services related to statutory or regulatory filings, the issuance of consents, and captive insurance company audits (which fees for 2006 had previously been included as audit-related fees).

“Audit-related fees” consisted of fees related to the audits of employee benefit and pension plans.

“Tax fees” consisted of fees related to IRS transcript reviews.

“All other fees” consisted of subscriptions to Ernst & Young’s web-based EYOnline accounting reference library.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2007, which include the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and the notes thereto (collectively, the “Financial Statements”).

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, are responsible for performing an independent audit of the Company’s Financial Statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. One of the Audit Committee’s responsibilities is to monitor and oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting.

The Audit Committee has reviewed, met and held discussions with the Company’s management, internal auditors, and the independent auditors regarding the Financial Statements, including a discussion of quality, not just acceptability, of the Company’s accounting principles, and Ernst & Young’s judgment regarding these matters.

The Audit Committee discussed with the Company’s internal auditors and independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§ 380). The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Ernst & Young matters required to be discussed by applicable auditing standards.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has also considered the compatibility of non-audit services with Ernst & Young’s independence. This information was also discussed with Ernst & Young.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors at the February 22, 2008 meeting of the Board that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission. The Board has approved this inclusion.

Submitted by:
AUDIT COMMITTEE, whose members are:
Michael J. Joyce, Chairman
Diane C. Creel
James C. Diggs
Louis J. Thomas
John D. Turner

Stockholder Proposal Regarding Majority Voting in Director Elections — Item C on Proxy Card

The Company has been notified by The United Brotherhood of Carpenters Pension Fund (the “Fund”) that it intends to introduce the following resolution at the Annual Meeting. The Fund, whose address is 101 Constitution Avenue, NW, Washington, D.C. 20001, beneficially owns 1,624 shares of Company Common Stock.

Stockholder Proposal and Supporting Statement

RESOLVED: That the shareholders of Allegheny Technologies Incorporated (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time this proposal submission, our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

The Board of Directors’ Statement Against this Stockholder Proposal

The Board of Directors has considered the above proposal and recommends that you vote “AGAINST” the proposal for the following reasons:

We are incorporated under Delaware law, and our stockholders currently elect directors through plurality voting, whereby nominees receiving the most affirmative votes are elected as directors. Plurality voting is the standard method for the election of directors under Delaware law, and this has been the applicable voting method since the Company’s incorporation. Plurality voting is also used by a substantial number of comparable large public companies incorporated in the State of Delaware.

The Board of Directors has monitored, and will continue to monitor, national trends in the implementation of voting in director elections. The evaluation of the various effects of voting as proposed by the stockholder is still in relatively early stages at this time, however. Currently, there is disagreement among corporate governance experts as to the exact form that majority voting should take, if adopted, and best practices are continuing to evolve. Thus, there remains at this time a high degree of risk and uncertainty surrounding the consequences of adopting the voting method proposed by the stockholder.

One aspect of the director election process which would become uncertain upon the implementation of such voting is the status of hold-over directors. Under Delaware law, an incumbent director who is not re-elected will continue to serve with the same voting rights and powers until a successor is elected and qualified. Accordingly, even if voting as proposed by the stockholder were implemented, we could not force a director who failed to receive a majority vote to leave the Board of Directors until a successor is elected at a subsequent stockholder meeting. Not only would the status of the hold-over director be in question, but there would also be uncertainty surrounding the enforceability of the forced resignation of such a director.

Moreover, the proposal does not address the issue of vacancies on the Board of Directors that are created in the event that a nominee fails to receive a majority of the votes cast. Under both Delaware law and the Company’s Amended and Restated Bylaws, the Board of Directors may elect a director to fill a vacancy, opt to have the position remain vacant, or call a special meeting of stockholders for the sole purpose of filling the vacancy. If voting as proposed by the stockholder were implemented, any vacancy could remain open for a prolonged period of time, preventing the Board of Directors from fully staffing important committees and otherwise meeting its obligations to oversee the Company’s business and affairs, which could cause needless disruption and expense for the Company.

We enjoy a long track record of strong corporate governance and integrity, led by our Board of Directors. In particular, the Board of Directors maintains a Nominating and Governance Committee, which is responsible for recommending director nominees to the Board of Directors, composed exclusively of independent directors. The Nominating and Governance Committee generally identifies appropriate nominees based on several criteria described in our Corporate Governance Guidelines and has established procedures to consider and evaluate persons recommended by stockholders of the Company. Stockholder-recommended candidates will be evaluated on the same basis as other candidates. In recognition of these and other of our corporate governance policies, as of February 2008, the Company ranked ahead of nearly 85% of materials companies, as measured by the ISS Corporate Governance Quotient.

Under our current voting method for electing directors, our stockholders consistently have supported to a significant degree our highly qualified nominees from diverse business backgrounds. At our annual meeting of stockholders in 2007, for example, each nominee received the affirmative vote of approximately 98% of the shares voted and approximately 93% of the shares then outstanding. Moreover, we have never had a director nominee who has not received the affirmative vote of a majority of the votes cast. Therefore, it is not likely that the implementation of voting as proposed by the stockholder at this time would change the results of an election of our directors or improve either our overall corporate governance or the performance of our Board of Directors as a whole.

In addition, as a company listed on the New York Stock Exchange, we must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications or expertise. These requirements are considered by our Board of Directors when recommending nominees to our stockholders. The failure to elect a particular nominee by voting as proposed by the stockholder, especially in an uncontested election, may impair our ability to continue to comply with those listing standards, which would negatively impact our stockholders.

The Board of Directors does not believe that we should rush to adopt an untested voting system without the benefit of a reasonable consensus on the topic and a greater understanding of the full impact of such a system. Adopting the voting method proposed by the stockholder at this time would introduce unnecessary uncertainty and complexity into the director election process. The Board of Directors instead intends to evaluate the experiences of companies which implement majority voting in various forms to determine whether the adoption of such a standard in any form is in the best interests of our stockholders in light of the resulting impact on director recruitment, proxy solicitation costs, and other relevant factors. In the event that a reasonable consensus develops in this area, the Board of Directors will revisit our director election process and pursue any changes that it determines to be in the best interests of our stockholders.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT MAJORITY VOTING IN DIRECTOR ELECTIONS IS NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AT THIS TIME AND RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

OTHER BUSINESS

The Company knows of no business that may be presented for consideration at the meeting other than the items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies on your proxy card may vote at their discretion.

Following adjournment of the formal business meeting, L. Patrick Hassey, Chairman, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Personnel and Compensation Committee (referred to in this Report as the “Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2008 Proxy Statement. The Committee furnishes this Report for inclusion in the 2008 Proxy Statement and recommends its inclusion in the Company’s annual report on Form 10-K.

Submitted by:
PERSONNEL AND COMPENSATION
COMMITTEE, whose members are:
James E. Rohr, Chairman
Diane C. Creel
W. Craig McClelland

Compensation Discussion and Analysis

Summary

•	The Personnel and Compensation Committee of the Board of Directors (the “Committee”) is responsible for the Company’s compensation programs. The Committee has a two-fold task with respect to the Company’s compensation programs: (1) linking executives’ compensation to performance objectives that mesh with the Company’s business plans and advance the interests of its stockholders, and (2) supervising management’s implementation of the compensation programs for the Company’s other key employees.

•	The purposes of the Company’s executive compensation programs are: (1) to provide compensation levels benchmarked to attract and retain exceptional managerial talent for the present and future, and (2) to offer incentive-based programs in order to challenge managers to achieve business goals within their area of authority and in the interests of Company stockholders.

•	The Company’s compensation programs consist of the following plans:

1. Key Executive Performance Plan (“KEPP”) (cash incentive measured over a three-year period)

2.	Total Shareholder Return Incentive Compensation Program (“TSRP”) (incentive measuring relative stock returns)

3. Performance/Restricted Stock Program (“PRSP”) (performance vesting with retention features)

4. Annual Incentive Plan (“AIP”) (annual cash incentive)

5. Base Salary and Discretionary Bonus (based on broad measures of reported profits)

•	To determine individuals eligible to participate in the cash incentive and equity programs, the Company uses a “pyramid” approach based on levels of responsibility. The performance pyramid on the following page summarizes the principles of each of the foregoing plans. Each of the named executive officers participates in each of the first four plans named in the previous paragraph. Individuals who participate in the Annual Incentive Plan, including the named executive officers, are not eligible to participate in the Discretionary Bonus plan.

•	The Company’s incentive and equity plans are designed to reward performance. Excellent company performance in 2007 resulted in short-term and long-term compensation payouts at maximum levels under all of the compensation plans.

•	We do not grant stock options. We have not granted stock options to executives and employees since 2003, and have not granted stock options to directors since 2006.

•	Two of the five named executive officers have employment agreements. The named executive officers (other than Mr. Hassey) and certain managers and key employees have double-trigger change in control severance agreements.

•	The Committee reviewed the compensation tables that follow this discussion. The amounts and types of compensation set forth in the tables are consistent with the philosophy and intentions of the Committee when the programs and plans that produced those compensation types and amounts were implemented. Equity awards are denominated in shares of Common Stock when granted and, because of the significant increase in the trading price of the Company’s Common Stock from the date of commencement of the programs to the closing date of the performance measurement period, the dollar value of the equity awards also significantly increased.

ATI Compensation Pyramid

© 2008 ATI

Key Executive Performance Plan

This is a cash-based incentive plan with a three-year performance measurement period. Only the members of management’s executive committee (a group that includes the named executive officers) are eligible to participate in this plan. Performance is measured by the degree to which pre-set Company income before tax levels and specific operational, team-oriented goals are achieved over the three-year period. If income before tax performance in one year merits, the plan reserves an amount for assured payment after the performance measurement period ends. The purpose of the program has been to drive the Company’s earnings and simultaneously target the specific business objectives over the three-year period. The specific objectives for current performance measurement periods are proprietary. However in past periods, the objectives have included achievement of specified increases in production capacity and market share in higher margin materials, development of specific high performance alloys, specific cost control objectives, attainment of preset indicia of market leadership in specific markets, and achievement of balance sheet, credit rating and pension funding improvements. The overall objective has been to reposition the Company to achieve long-term, profitable growth.

Total Shareholder Return Incentive Compensation Program

This is an equity-based incentive plan in which awards are denominated in shares of Company Common Stock. Approximately 50 key executives (including the named executive officers) participate in this plan. Awards denominated in shares of Company Common Stock are earned to the extent that returns on Company Common Stock (generally, trading price increase plus dividends) exceed the returns on common stock of members of a peer group over a three-year performance measurement period. The number of shares actually earned will be the target number if returns on Company Common Stock are at the 50th percentile, and up to three times target for returns over 90th percentile performance, with interpolation between these points. The threshold for an award, at one half the target, is the 25th percentile. No shares are awarded for returns below 25th percentile performance. The purpose of this program is to focus management directly on returns to stockholders.

Performance/Restricted Stock Program

Shares of performance/restricted stock are awarded to participants. Approximately 100 key managers participate in this plan (including the named executive officers). The restrictions provide that one-half of each award will vest, if at all, only if pre-set earnings targets are achieved over a three-year period. Vesting of the other half will accelerate if the performance targets are reached after three years but otherwise will vest only if the employee is employed by the Company on the fifth anniversary of the grant. Shares may also vest upon death, disability and retirement. This program is primarily designed to drive Company earnings. However, because this broader group of managers represents the pool of talent for future management, the plan has the time-based vesting retention feature.

Annual Incentive Plan

This is a cash-based, incentive bonus plan in which approximately 350 key employees (including the named executive officers) participate. Performance is measured based on a weighted formula that takes into account operating earnings, operating cash flow, manufacturing improvements, employee safety, environmental compliance and responsiveness to customers. This diverse matrix of measures allows the Committee, for senior managers, and management, for other managers, to direct attention to goals and achievements within each participant’s direct control. In this regard, awards to employees of specific operations are measured based on that operation’s profit and goal achievement. Goals for more senior participants concentrate on Company-wide results and achievement.

Base Salary and Discretionary Bonus

All salaried employees are paid a base salary that is benchmarked against a group of public companies with which the Company competes for salaried employees. For reasons driven by the geography of the Company’s operating locations and based on skill-set requirements, the peer group for salary benchmarking is somewhat different from the peer group used for measuring relative stock price returns. The peer group for stock price returns is focused more on the Company’s industrial and capital markets classifications. The discretionary bonus program is available to certain salaried employees who do not participate in the Annual Incentive Plan and is based on a broad measure of Company profits and provides rewards to key employees for their contributions to overall Company performance.

Compensation Philosophy

For many years, and continuing in 2007, the Committee’s approach to all manager compensation has been to offer a compensation package consisting of base compensation competitive with an identified peer group of companies and incentive opportunities that are performance oriented and linked to the interests of stockholders. For approximately 350 key employees, managers and executives, the program consists of base salary and potential annual cash-based incentives. For approximately 100 of such key managers and executives, the program adds longer-term (generally three year) cash and/or equity compensation plans.

The Committee has consistently determined that the compensation program be:

•	Attractive for long-term careers with the Company;

•	Performance oriented with opportunities for superior compensation for superior results;

•	Linked to the interests of stockholders; and

•	Competitive in the aggregate.

Attractive for Long Term Careers

The compensation program is designed to attract and retain a deep pool of managerial talent that shares the Company’s commitment to enhancing stockholder value in the short and longer terms. Base salaries are intended to be at the approximate mid-point of the peer group. In addition, the Company offers a qualified defined contribution pension plan to all salaried employees and a non-qualified pension benefit restoration plan to make up for amounts that cannot be contributed because of limitations on the qualified plan. Some salaried employees participate in a defined benefit plan. However, for most management level employees, the defined benefit plans have been frozen (Allegheny Ludlum froze its plan in 1988) or have limited accruals (Teledyne accruals were curtailed in 1996). Certain key executives participate in a Supplemental Pension Plan which pays an annuity for 10 years after retirement under specified circumstances with annual payments at one half of base pay at retirement.

Performance Oriented

The Committee believes that management employees should have significant portions of compensation at risk for attaining performance goals. The more senior the manager, the larger percentage of compensation should be at risk. The Committee believes that, if performance exceeds goals, total compensation should exceed the benchmarks for the peer group described below.

The Committee views the compensation program as a management tool that, through goal and target setting, encourages the management team to achieve or surpass the Company’s business objectives. The array of goals and targets used as incentives across all management levels, which include both financial performance measures as well as achievement of pre-set goals within a particular participant’s area of responsibility, are designed to encourage a team-oriented approach to achieving Company profitability objectives and to position it for the challenges of the future. The Committee believes that the performance weight and opportunity will challenge, attract and retain superior managers experienced in the Company’s businesses and direct their efforts toward achieving specific tasks that the Board and senior executives determine to be necessary for profitable growth.

Linking Compensation to the Interests of Stockholders

Over the last several years, the Committee has implemented its pay-for-performance philosophy by using earnings and stock price performance as the principal goals for performance driven programs, particularly for the individuals named in the compensation tables. Since 2004, the Company’s business plans have progressively focused on profitable growth, proceeding through stages of reversing losses incurred in years prior to 2004, then diversifying the Company’s mix of products and then toward achieving market leadership in core product lines with an emphasis on the most profitable product lines. Throughout, the Company’s business plans have focused on internal generation of the funds necessary for the sustainable profitable growth and product and end market diversification. The Committee believes that focusing compensation programs first on earnings and stock performance directs management’s energies toward achieving those longer term goals. The Committee also sets team goals for executive management in certain programs and has designed programs for other management employees that base a portion of compensation on predetermined individual achievements within particular manager’s area of responsibility.

Competitive in the Aggregate

The Committee reviews with outside advisors the compensation practices at peer groups of companies, both those with which the Company competes for talent in geographic areas and skill sets and those in our industrial classification. The Committee uses this information as benchmarks to set base compensation levels throughout the management team at approximate mid-points of these groups. As described above, the incentive portions of the compensation programs provide opportunities to earn additional amounts. If performance targets are not met, the Company’s compensation program is designed to pay less than the mid-point for total compensation of the peer groups. If the performance goals are met or exceeded, the compensation earned under the Company’s programs will be well above the mid-point.

No Stock Options

The Committee ceased awarding stock options to employees as a matter of policy after 2003 and to directors after 2006. Subsequently, the Company became an early adopter of Statement of Financial Accounting Standards (FAS) No. 123(R) “Share-Based Payments” (“FAS 123(R)”). Some stock options granted before that time remain outstanding as reported elsewhere in this Proxy Statement. The Committee retains discretion to award stock options to employees but there is no present intent to do so, except possibly in recruitment or retention situations. At the time that the Committee ceased awarding stock options, it chose to implement the Performance/Restricted Stock Program for a smaller, more senior group of managers than the group previously considered for option awards. The Committee’s view was that the Performance/Restricted Stock Program, by putting half of each award “at risk” for performance for the limited group of employees, would more efficiently provide a strong incentive to the management employees more able to influence corporate earnings and goal achievement.

Employment Contracts and Change in Control Agreements

For retention purposes, the Committee has authorized participation in qualified and non-qualified retirement plans, a limited number of employment contracts, and double trigger change in control severance agreements, all of which reflect competitive practices. The change in control agreements are intended to better enable the Company to retain the employee counterparties in the event that the Company is the subject of a potential change in control transaction and are in the interests of the Company and its stockholders. The Committee has been advised that the potential payments under the change in control agreements are, individually and in the aggregate, in line with competitive practices. The Committee takes the value of these contracts as well as qualified and non-qualified plans into account when setting compensation. Please see the “Employment and Change in Control Section” of this Proxy Statement.

Adherence to Ethical Standards; Clawbacks

The payment of awards under the Annual Incentive Plan is conditioned on adherence to the Company’s Corporate Guidelines for Business Conduct and Ethics. Furthermore, the Committee has included clawback provisions in each compensation program that require participants in plans to return compensation to the extent that earnings or other performance measures are improperly reported.

Federal Income Taxes

The Committee designs programs intended to be performance based within the meaning of Section 162(m) of the Code. All compensation earned under these programs is intended to be deductible by the Company for federal income tax purposes. The Committee retains discretion to adjust compensation paid under these programs to recognize extraordinary performance. If that discretion is exercised, upward adjustments may not be deductible for federal income tax purposes.

Process

Role of the Committee

The Personnel and Compensation Committee is composed of three independent, non-employee directors and has a twofold task with respect to the Company’s compensation programs. With regard to the named executive officers and other members of management’s executive committee, the Committee has the sole responsibility to carry out the Company’s overarching policy of linking the compensation program to the interests of stockholders. The Committee also has the responsibility to outline the programs for management employees more generally and to supervise management’s implementation of those programs to ensure a continuing source of leadership for the Company. The Committee scales compensation challenges and opportunities by level of responsibility and focuses performance on measures particular managers can most directly influence.

The Committee intends that compensation for the named executive officers should be approximately at the midpoint of the peer group used for the Total Shareholder Return Incentive Compensation Program if actual performance is at the midpoint of the actual performance of that group. The degree to which compensation is placed at risk is intended to cause named executive officers to earn less than the midpoint of the peer group if actual performance is not at target levels, and named executive officers can earn substantially more than the midpoint if actual performance exceeds the performance of the peer group.

Monitoring of Performance and Progress Throughout the Year

The Committee meets periodically during the year to monitor Company and individual performance and determine management’s progress toward achieving business objectives and potential payouts under the plans. Portions of these meetings are attended by members of executive management and, from time to time, by the Committee’s outside compensation and legal advisors. These meetings assist the Committee with its evaluation of whether the compensation programs continue to support and direct performance as required to achieve the Company’s business goals.

Compensation Advisors

With respect to executive compensation, the Committee uses advisors — an independent compensation consultant and external legal advisors — to assist it in reviewing the continued suitability of the peer groups used for setting base pay amounts and shareholder return achievement, and to report on comparable company executive compensation practices. In particular, the Committee has had long-standing reliance on its external legal advisors for objectivity with regard to market practices and the Committee’s performance-oriented approach to executive compensation. The compensation advisors are retained solely by the Committee and are responsible only to the Committee.

Peer Group

The Committee has been advised by the advisors regarding the relative compensation among named executive officers. For the past several years, the Committee’s practices for setting base compensation and incentive opportunities for named executive officers have differed from practices used by peer companies. Peer company practices generally focus on job function. Instead, the Committee has elected for the last several years to support a team-oriented and collective responsibility approach by approving equal base salary and incentive opportunities for the named executive officers that report directly to the

CEO. Recognizing the ultimate management responsibility of the CEO, base pay and compensation opportunities are significantly greater for the CEO than for those who report to him. However, the Committee has been advised that the degree of difference between the CEO of the Company and the other named executive officers is not as great as may be found in comparable companies. The result is intended to benchmark the aggregate of opportunities at the Company to compare to the aggregate of opportunities at peer companies but to do so in a way that helps support a collegial and team-oriented approach to management.

The Committee recognizes that there are no public companies that engage in the full range of the Company’s specialty metals production, fabrication, marketing and distribution. Peer group companies have been selected based on relative similarity to one or more of the aspects of the Company’s businesses and on the risk profiles typically assigned by the capital markets. The Committee recognizes that some companies in the peer group are more heavily involved in one aspect of the Company’s business than in others. For example, two members of the peer group used for benchmarking shareholder return are involved almost exclusively in the titanium business (and one more in fabrication than production) while others are primarily in less specialized stainless steel production and distribution; some are more heavily involved in sales than in production or fabricating. However, on balance, the Committee believes the peer group shown on page 38 under the caption “Three-Year Total Stockholder Return” is representative of companies in the Company’s industry that serve similar markets and the balance of companies allows for effective benchmarks to inform Committee judgments.

Benchmarking

The Committee receives information from its outside advisors as to compensation practices across a wider group of industrial companies. The benchmarking process assists the Committee to assess the relative competitiveness of the Company’s programs and earnings opportunities as well as to determine the approaches to compensation used by peers and other industrial enterprises. Inherent in this process is a review of the financial performance of the peer companies to determine the relative efficacy of the programs used at the peer companies and others to the Company’s goals and plans. In addition, members of the Committee take into account financial and performance information received as members of the Board as a whole and through service on other Board committees. All of the foregoing information enables the Committee to evaluate the relative performance of the Company’s senior management team individually and in the aggregate and to make informed judgments concerning compensation programs, methods and award opportunities. The Committee believes that the benchmarking process provides an important frame of reference for measurement and a perspective of competitive practices but should not be the sole determinant of compensation practices at the Company. The Committee takes into account the specific business plans and opportunities of the Company to fashion programs intended to incent achieving the Company business plans.

Implementation of Compensation Levels and Opportunities

Near the end of each year, the Board, including members of the Committee, receives the Company’s annual and longer term business plans and has several opportunities to question management on those plans. For the last several years, at the Committee’s January meeting, substantial time is devoted to discussing what compensation programs, levels and goals were effective for the performance measurement periods then recently ended in December and which programs, levels and goals would optimize the achievement of the Company’s business plans for future periods. Generally, at the Committee’s February or March meeting, the Committee authorizes compensation programs for future periods and sets specific performance goals for senior management in light of approved business plans. In addition, at the February or March meeting, the Committee also designs compensation programs for other members of the management group and directs senior managers to make awards under those programs consistent with guidelines given by the Committee. Members of executive management, primarily the CEO, have discretion in fashioning specific awards to key employees who are not named executive officers. No compensation awards have been made after March in any year except for internal promotions and external hiring, in which cases, the Company’s general practice has been to slot the incoming individual into the previously vacated compensation position (prorated as necessary).

When setting compensation under the Annual Incentive Plan and for the three-year performance measurement periods of the longer term incentive plans, the Committee looks to the prospective periods and does not take into account amounts earned in prior periods. The peer review process indicates this to be the industry practice. Moreover, the Committee does not believe that it is in the best interests of the Company to reduce prospective compensation opportunities because excellent performance in past periods has produced maximum cash awards and caused the value of equity awards to increase significantly from the value on date of grant.

In setting compensation opportunities, the Committee maintains an approximate ratio from year to year between the CEO compensation opportunities and the compensation opportunities of the corporate executives who report directly to the CEO. In addition, the Committee treats the three corporate direct reports to the CEO as co-equals in setting compensation to reflect the interdisciplinary efforts necessary to achieve the Company’s business goals.

At its periodic monitoring meetings and at its target setting meetings, the Committee provides the compensation consultant and its other advisors with the opportunity to review questions and discuss concepts without the presence of Company personnel.

Committee’s Discretion

The Committee has always retained discretion for recruitment and retention purposes as well as to reward extraordinary performance. The key concept in the compensation program for senior executives is and has been to provide comparatively modest compensation for average performance but to recognize superior performance with top quartile compensation. The Committee can make awards above the amounts awarded under the plan to recognize extraordinary performance. Because of the superior earnings performance in 2007, the Committee increased the annual bonus amounts payable to the following individuals above the formula amount: Mr. Hassey, $323,886; Messrs. Harshman, Kittenbrink and Walton, $12,582; and Mr. Dunlap, $48,400. The compensation programs are designed to comply with Section 162(m) of the Code and cause all compensation amounts to be deductible. The above discretionary payments are not “performance based compensation” and, therefore, a portion of the discretionary increases may not be deductible. However, the Committee believed the discretionary increases to be appropriate and wholly consistent with the “pay-for-performance” philosophy. In years past, the Committee has exercised negative discretion when circumstances indicated it to be appropriate.

Stock Ownership Guidelines

The Company has stock ownership guidelines for its officers. The guidelines call for a minimum level of stock ownership based on the executive’s base salary, which is designed to further link these executives’ interests to increased stockholder value, as follows: Chief Executive Officer, three times base salary; Executive Officers, two times base salary; and Vice Presidents, one times base salary. The executives must reach the target ownership levels before September 2008 or five years from the date executive’s employment began, whichever is later. These guidelines were met as of December 31, 2007. The Company also has stock ownership guidelines for its non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement.

Current Compensation Structures

Base Compensation: At Mid-Point

The Committee views the compensation program as integrated through several levels of the Company’s management employees. For base salary, the Committee engaged an independent compensation consultant to perform a salary survey of a group of companies with which the Company competes for non-executive management talent as a benchmark for determining the reasonableness of base compensation for salaried employees generally. Base salary for the named executive officers was benchmarked using a more focused survey of a peer group. With some exceptions recommended by senior management to meet competitive and skill set needs, base compensation for the broad manager group is set at or near the mid-point of the competitive group.

Annual Incentive Plan or “AIP”

For executive officers and certain other senior employees, the performance criteria are determined solely on a corporate-wide basis. For other participants, performance criteria are geared to the respective company or division or area of responsibility of a particular manager. The target incentive opportunities have ranged from 15% of base compensation for key employees to 80% for certain members of the management’s executive committee, to 100% of base compensation for executive vice presidents and 175% of base compensation for the CEO. The AIP allows the Committee to exercise negative discretion to reduce payments if actual performance does not exceed targeted performance. In the most recent three years, the Committee used its discretion and awarded bonus payments in excess of the AIP formula in some cases based on the Company’s extraordinary financial performance.

The opportunities for the named executive officers, as measured in percentages of base pay under the AIP as well as under the other programs described below, are set each year in connection with the review of peer group practices and levels in light of the philosophy to award equal opportunities to executive vice presidents.

The Performance/Restricted Stock Program or “PRSP”

Earnings thresholds are set with respect to a three-year business plan. Because of its retention element, the earnings levels in this plan are not as challenging as the earnings levels in other incentive programs. For the 2007-2009 performance measurement period, the earnings threshold was set at $900 million. Awards are denominated in shares of common stock, using the fair market value of the common stock on the date of grant which is defined as the average of the high and low trading prices on the date the award is made by the Committee. Dollar levels of awards have ranged from 50% of base compensation for key employees to 125% of base compensation for executive vice presidents and 200% of base compensation for the CEO. Because this program is denominated in shares of stock, the dollar value of awards earned may exceed, or be less than, the dollar value of the awards when granted.

The Total Shareholder Return Incentive Compensation Program or “TSRP”

Awards are denominated in shares of common stock, using a per share value equal to the average of the closing price over the 30 trading days immediately preceding the first day of the performance measurement period. The percentile rank of returns on the Company’s Common Stock compared with actual returns on the Common Stock of the peer group determines whether participants receive no shares (less than 25th percentile), target (at 50th percentile) or up to three times the target number of shares (90th percentile or higher). Interpolation is made between these points. The dollar value of grant opportunities at target on the date of grant in recent years have ranged from 50% of base compensation for key employees to 125% for executive vice presidents and 200% of base compensation for the CEO. Because this plan increases the number of shares that may ultimately be awarded for performance above the target level, and because performance above the target level may contribute to a higher trading price, either or both of the number of shares actually earned and their dollar value when earned may exceed the target dollar value at grant. Similarly, because this program is denominated in shares of stock, the dollar value of awards if earned may be less than the dollar value of the awards when granted, and the number of shares ultimately received may be less than the target level, depending on the Company’s performance.

The Key Executive Performance Plan or “KEPP”

Under KEPP, cash targets are based on two levels. Improvement in income before tax over a three-year base period is the measure for level one. Accomplishment of specific team tasks keyed to positioning the Company for future challenges provides a guideline for the negative discretion permitted under level two. As background, for the 2004-2006 performance measurement period (KEPP I), the minimum level of achievement required a turnaround in operations and a net income improvement of $192 million over the prior three-year period with seven gradients above the minimum target, with the first gradient of $60 million and the remaining six gradients at $50 million each. The initial period, therefore, focused on reversing the losses the Company incurred. For the 2005-2007 performance measurement period (KEPP II), the focus of

KEPP was repositioning the Company to maximize its presence in higher margin product markets. For the 2006-2008 performance measurement period (KEPP III), the focus was to internally generate capital to invest in the higher margin businesses. The 2007-2009 performance measurement period (KEPP IV) focuses on optimizing the capital assets in which the Company invested over the recent past.

The Committee intends for the income before taxes (IBT) targets for this plan to be particularly challenging, requiring continued substantial earnings improvement over the rolling three-year prior period which in and of itself may include exceeding previous record earnings years for each KEPP program up to the 2007-2009 performance measurement period. The minimum performance level has exceeded the maximum level when compared to the prior KEPP performance measurement period. The specific tasks for level two are proprietary but have included specific strategic goals such as investing in assets required to penetrate predetermined niche markets, efficiently increasing the Company’s titanium production capacity, specific cost control measures, increasing overseas presence and production, balance sheet credit rating and pension funding improvements and other team-oriented tasks key to the Company’s long term business plan. These strategic actions are intended to be formidable objectives to achieve. Target awards are set at one times base salary and achievement of each gradient above target increases potential awards by approximately one times base salary. For the 2006-2008 and 2007-2009 performance measurement periods, the KEPP plan has a “banking feature” whereby if the actual achievement for any one or more years exceeds the average annual targets for that year, a KEPP payment may be reserved to be paid after the end of the measurement period.

The Committee believes it strikes an appropriate balance for executive officers between cash and stock compensation opportunities on one axis and between one year and longer term measurements on another. At target levels of awards, based on stock trading values when the award is made, approximately 45% of compensation opportunities for executive officers are payable in cash (base pay, AIP and KEPP) and 55% is payable in stock (PRSP and TSRP). On the axis of short and longer term performance measurement periods, the Committee believes this balance achieves consistency in goal setting that considers both the short term results and building a platform for future profitable growth. On the axis of cash and equity opportunities, the Committee believes the ratio focuses the executives’ attention on the interest of stockholders and encourages executives to retain shares of stock. It is expected that the Committee will strive to retain these general ratios.

Defined Contribution Plans

The Company also sponsors a number of defined contribution and, for some executives that were employees of Teledyne, Inc. prior to the 1996 merger, defined benefit retirement arrangements, with non-qualified programs compliant with Section 409A of the Code aimed at restoring the effects of limitations imposed by the Code. The benefits payable under these programs are more modest than the benefits payable under restoration plans sponsored by other manufacturing companies, in large part because accruals for former Teledyne, Inc. employees under the applicable qualified defined benefit plan for those employees have been curtailed and the fact that the defined benefit plan for former Allegheny Ludlum Corporation employees were frozen in 1988. The Company does sponsor a “Supplemental Pension Plan” covering certain corporate officers as a non-qualified plan that pays one half of the individual’s salary at retirement to the executive (or spouse) for ten years after retirement at or after age 58 with the consent of the Company. The Company maintains these programs in order to offer competitive compensation and as retention devices.

Employment Agreements

The Company is a party to only two employment agreements, a three-year evergreened agreement with Mr. Hassey that was entered into when Mr. Hassey was recruited in 2003, and a one-year evergreened agreement with Mr. Walton that was entered into in 1996 when Allegheny Ludlum Corporation and Teledyne, Inc. combined. For a discussion of these agreements, see the “Employment and Change in Control Agreements” section of this Proxy Statement. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft so that he can maintain a full schedule with the Company. Mr. Hassey’s employment agreement was signed in August of 2003 and Mr. Hassey served as a consultant to the Company prior to October 1, 2003.

Perquisites

The Company provides a limited number of perquisites, having eliminated the use of automobiles and reimbursement for country club memberships several years ago.

For more information on each of the incentive compensation plans, please see the narrative discussion following the Grants of Plan-Based Awards Table.

CEO Compensation and Compensation Decisions for Performance Measurement Periods Ending
in 2007

After the Company incurred losses over the previous three years, Mr. Hassey began his tenure as CEO on October 1, 2003. Mr. Hassey and his management team announced the three-year strategic goals for the Company for 2004 through 2006 as a turnaround to profitability (KEPP I), as depicted in the KEPP graph on page 35.

As a result of achieving those KEPP I strategic goals and the KEPP II strategic goals established in 2005, the Company’s financial performance built to a one-year record earnings amount of $7.26 per share in 2007. Total net income for the KEPP II three-year performance measurement period ended December 31, 2007 was approximately $1.7 billion. The achievement to date of the strategic goals for KEPP III (2006-2008) and KEPP IV (2007-2009) were on track for the completed years of those performance measurement periods. As reported elsewhere, the actual earnings, relative stock price and other performance measures of the management performance programs of the Company have been superior during this period.

The number of shares awarded as opportunities for the 2005 through 2007 performance measurement periods under the TSRP and PRSP were determined by multiplying base pay by a percentage (determined in consultation with outside advisors to reflect competitive practices) divided by the then applicable trading price. For the TSRP, the applicable stock price was the average of the closing prices of the Common Stock over the thirty trading days immediately preceding January 1, 2005, or $21.615 per share. For the Performance/Restricted Stock, the applicable stock price was the average of the high and low trading prices of the stock on the day the award was made, or $22.895 per share. The result of the process was a fixed number of target shares.

During the 2005-2007 performance measurement period, the management team delivered on the strategic goals. At the end of 2007, the Company’s revenues had grown to $5.45 billion from $4.94 billion in 2006 and $3.54 billion in 2005. At the close of the 2005-2007 performance measurement period, the closing trading price was $86.40 per share (on December 31, 2007). At the time the achievement of all performance measures was determined on January 25, 2008, the valuation date for the award payments, which was two business days following the release of the Company’s fourth quarter 2007 earnings, the average of the high and low trading prices of ATI Common Stock was $67.435 per share. This per share value is shown in the dollar values of the compensation in the Option Exercises and Stock Vested Table.

Any increase in the trading price of Company Common Stock does not increase the relative percentage of outstanding shares awarded but does have a substantial effect on the dollar value of the awards realized because the target values increase at the same rates as the stock prices and rewards to stockholders increase. In terms of dollars, for the various compensation periods ending December 31, 2007, only the base pay and benefit (including the non-qualified plans shown in the “All Other Compensation” column of the Summary Compensation Table) components represented guaranteed compensation. All other amounts were “at risk” for performance achievement. For Mr. Hassey and each of the other named officers in the Summary Compensation Table, on average, approximately 90% of their respective compensation earned during the 2005-2007 performance measurement period was “at risk.”

In early 2008, the Committee reviewed the 2007 earnings results, the relative rates of return on Company Common Stock and the achievement of individual goals. The Committee applied those results to the formulae under the respective long term plans and awarded the shares and cash earnings shown in the tables. For the AIP, based on the Company’s extraordinary performance in 2007, the Committee exercised its discretion and increased the annual bonus amounts above the formula-derived amount for Mr. Hassey by $323,886, and for Messrs. Harshman, Kittenbrink, and Walton, by $12,582 each, and for Mr. Dunlap, by $48,400, in recognition of the superior performance for calendar year 2007.

Three-Year Total Stockholder Return

The following graph, which is derived from the comparable five-year graph appearing in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, shows the cumulative total stockholder return (i.e., price change plus reinvestment of dividends) (“TSR”) on our Common Stock for three years, from December 31, 2004 through December 31, 2007, as compared to the S&P 500 Index and a peer group of companies. The total stockholder return for the peer group is weighted according to the respective issuer’s stock market capitalization at the beginning of each period. The graph assumes that $100 was invested on December 31, 2004. For a comparison of the Company’s TSR for the past five years, please see Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which contains the five-year performance graph required by Item 201(e) of Regulation S-K.

Peer group companies for the cumulative three-year total return period ended December 31, 2007 were as follows:

AK Steel Holding Corporation	Quanex Corporation
Alcan Inc. (included through 2006)	Reliance Steel & Aluminum Co.
Alcoa Inc.	RTI International Metals, Inc.
Carpenter Technology Corporation	Steel Dynamics, Inc.
IPSCO Inc. (included through 2006)	Titanium Metals Corporation
Kennametal Inc.	United States Steel Corporation
Nucor Corporation

COMPARISON OF CUMULATIVE THREE-YEAR TOTAL RETURN

The peer group depicted above is the peer group reviewed by the Personnel and Compensation Committee in evaluating the Company’s compensation programs, and is the peer group used in the 2005-2007 TSRP. Under the TSRP, the total shareholder return (TSR) of the Company is compared to the TSR of the peer group on an absolute basis, and is not weighted for market capitalization. The amount of the award, if any, is determined by measuring the Company’s TSR performance against the relative performance of all peer group companies without regard to their size. This is unlike the above performance graph, in which the returns are weighted for market capitalization, causing the TSR performance of a large capitalization company to have greater weight than the TSR performance of a small capitalization company. As a result, in the performance graph, weak performance of a large capitalization company will have a greater weight than the strong performance of a small capitalization company.

Summary Compensation Table for 2007

The following Summary Compensation Table sets forth information about the compensation paid by the Company to the Chief Executive Officer, the Chief Financial Officer and to each of the other three most highly compensated executives required to file reports under Section 16 of the Securities Exchange Act of 1934, as of December 31, 2007 (the “named officers”).

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

L. Patrick Hassey	2007	880,042	323,886	3,120,420	—	17,959,447	639,524	567,172	23,490,491
Chairman, President and Chief Executive Officer	2006	850,000	1,337,584	1,800,408	—	10,445,749	330,000	615,248	15,378,989

Richard J. Harshman	2007	413,733	12,582	917,316	—	7,707,418	669,873	134,845	9,855,767
Executive Vice President, Finance and Chief Financial Officer	2006	400,000	130,912	514,560	1,788	4,702,421	310,000	127,869	6,187,550

Douglas A. Kittenbrink	2007	413,733	12,582	917,316	—	7,707,418	119,030	136,443	9,306,522
Executive Vice President, Corporate Planning and International Business Development	2006	400,000	130,912	518,124	1,788	4,702,421	140,000	123,635	6,016,880

Jon D. Walton	2007	413,733	12,582	917,316	—	7,707,418	61,616	145,086	9,257,751
Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary	2006	400,000	130,912	514,560	1,788	4,702,421	300,000	131,808	6,181,489

Terry L. Dunlap	2007	366,500	48,400	610,344	—	6,568,267	(279)	107,243	7,700,475
ATI Allegheny Ludlum Business Unit President

(1)	Consists of discretionary cash bonuses.

(2)	The values set forth in this column are based on the aggregate grant date fair value of performance/restricted stock awards, awards under the Company’s TSRP and for 2006, stock options, computed in accordance with FAS
123(R) and represent the expense recorded under FAS 123(R), and include performance/restricted stock and TSRP awards made in 2005, 2006 and 2007 (for 2007 values), and 2004, 2005, and 2006 (for 2006 values), each of which has a three-year performance measurement period, and stock options granted in 2003 with a three-year vesting period. A discussion of the relevant assumptions made in the valuations may be found in Notes 1 and 6 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The right to receive dividends on performance/restricted stock, which are paid in the form of additional shares of performance/restricted stock for grants made prior to 2007, is not reflected in the grant date fair value computed under FAS 123(R). See note 5 below for the amount of dividends paid thereon in 2007. Dividends on performance/restricted stock granted in 2007 are paid in cash.

(3)	Consists of performance-based cash awards earned for the years indicated under the AIP and KEPP for the 2005-2007 and 2004-2006 performance measurement periods, respectively, as follows: for 2007, Mr. Hassey, $3,676,113 and $8,500,000, for each Messrs. Harshman, Kittenbrink and Walton, $987,417 and $4,000,000, and for Mr. Dunlap, $651,600 and $3,500,000; and for 2006, Mr. Hassey, $1,612,416 and $6,000,000, for each Messrs. Harshman, Kittenbrink, and Walton, $569,088 and $2,800,000. This column also includes amounts earned under the 2006-2008 KEPP and 2007-2009 KEPP based on 2006 and 2007 performance, which amounts are not payable until the completion of the 2006-2008 and 2007-2009 performance measurement periods, respectively, and are subject to forfeiture prior to the end of the performance measurement period if employment is terminated for reasons other than death, disability or retirement.

(4)	The amounts in this column reflect the actuarial change in the present value of the named officer’s benefits under all defined benefit pension plans (both qualified and non-qualified) established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named officer currently may not be entitled to receive because such amounts are not vested.

(5)	The amounts do not include perquisites and other personal benefits received individually by Messrs. Harshman, Kittenbrink, Walton and Dunlap because the aggregate value of such benefits for each individual did not exceed $10,000. Mr. Hassey received perquisites and personal benefits in 2007 of $147,935 for air travel. He also received amounts for club membership and parking.

Other amounts included in the “All Other Compensation Column” consist of the following:

			Contributions
			made by the
			Company to
			401(k) and		Dividends on
			other		Nonvested
		Benefit	Defined		Performance/
		Restoration	Contribution	Insurance	Restricted
	Tax Reimbursements	Plan	Plans	Premiums	Shares
Name	($)	($)	($)	($)	($)

L. Patrick Hassey	31,231 (for air travel, city club membership and parking)	322,328	22,895	13,530	24,507
Richard J. Harshman	3,283 (for city club membership and parking)	94,567	22,895	*	*
Douglas A. Kittenbrink	3,255 (for city club membership and parking)	89,692	22,895	*	*
Jon D. Walton	3,873 (for city club membership and parking)	94,567	22,895	11,836	*
Terry L. Dunlap	—	79,108	22,895	*	*

*	Amount is included in the “All Other Compensation Column” but did not exceed $10,000.

The value of any perquisites, including personal travel amounts, are calculated based on the aggregate incremental cost to the Company. Amounts for Mr. Hassey relating to air travel, most of which are travel expenses to and from Mr. Hassey’s family home in Salt Lake City, Utah, are calculated based on the variable costs of hourly and fuel charges and excise taxes paid by the Company for the leased aircraft used. Fixed costs are not included. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft so that he can maintain a full schedule with the Company. Mr. Hassey’s use of Company leased aircraft for these purposes is a provision of Mr. Hassey’s employment agreement with the Company. Also, the Personnel and Compensation Committee has required Mr. Hassey to use Company leased aircraft for the Company’s benefit.

Under the non-qualified Defined Contribution Benefit Restoration Plan, the Company supplements payments received by participants under the Company’s defined contribution plan (which is known as the “Retirement Savings Plan”) by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Internal Revenue Code. See also the narrative discussion following the Non-Qualified Deferred Compensation Table.

The quarterly dividends paid on shares of performance/restricted stock, as described in note 2 above, are based on the intra-day price of the shares on the applicable dividend payment date. The price used to reinvest shares, and the mechanism and manner in which the dividends are reinvested, are consistent with the Company’s dividend reinvestment plan.

Grants of Plan-Based Awards for 2007

										All Other
										Option
			Estimated			Estimated			All Other	Awards:	Exercise
			Possible Payouts			Possible Payouts			Stock	Number of	Or Base	Grant Date
			Under Non-Equity			Under Equity			Awards:	Securities	Price of	Fair Value of
			Incentive Plan Awards			Incentive Plan Awards			Number	Underlying	Option	Plan-Based
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Options	Awards	Equity
Name	Description(1)	Date	($)	($)	($)	(#)(2)	(#)(2)	(#)(2)	of Stock (#)	(#)	($/sh)	Awards ($)(3)

L. Patrick Hassey	AIP		774,375	1,548,750	3,676,114
	PRSP	2/21/2007				8,423	16,845	16,845				1,768,051
	TSRP	2/21/2007				10,019	20,037	60,111				3,720,270
	KEPP		885,000	885,000	8,850,000

	Total		1,659,375	2,433,750	12,526,114	18,442	36,882	76,956	—	—	—	5,488,321

Richard J. Harshman	AIP		208,000	416,000	987,418
	PRSP	2/21/2007				2,477	4,954	4,954				519,972
	TSRP	2/21/2007				2,943	5,886	17,658				1,092,854
	KEPP		416,000	416,000	4,160,000

	Total		624,000	832,000	5,147,418	5,420	10,840	22,612	—	—	—	1,612,826

Douglas A. Kittenbrink	AIP		208,000	416,000	987,418
	PRSP	2/21/2007				2,477	4,954	4,954				519,972
	TSRP	2/21/2007				2,943	5,886	17,658				1,092,854
	KEPP		416,000	416,000	4,160,000

	Total		624,000	832,000	5,147,418	5,420	10,840	22,612	—	—	—	1,612,826

Jon D. Walton	AIP		208,000	416,000	987,418
	PRSP	2/21/2007				2,477	4,954	4,954				519,972
	TSRP	2/21/2007				2,943	5,886	17,658				1,092,854
	KEPP		416,000	416,000	4,160,000

	Total		624,000	832,000	5,147,418	5,420	10,840	22,612	—	—	—	1,612,826

Terry L. Dunlap	AIP		150,000	300,000	651,600
	PRSP	2/21/2007				1,787	3,573	3,573				375,022
	TSRP	2/21/2007				2,123	4,245	12,735				788,169
	KEPP		375,000	375,000	3,750,000

	Total		525,000	675,000	4,401,600	3,910	7,818	16,308	—	—	—	1,163,191

(1)	Represents the Company’s Annual Incentive Plan (AIP), Performance/Restricted Stock Program (PRSP), Total Shareholder Return Incentive Compensation Program (TSRP) and Key Executive Performance Plan (KEPP).

(2)	Amounts do not include associated dividends received on performance/restricted stock awarded in the form of additional shares of performance/restricted stock. Dividends on performance/restricted stock granted in 2007 are paid in cash.

(3)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with FAS 123(R). A discussion of the relevant assumptions made in the valuations may be found in Notes 1 and 6 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Annual Incentive Plan

In considering performance targets for the 2007 AIP, the Committee took into account the Company’s business and operations plans. The Committee recognized that opportunities for 2007 should allow for reasonable rewards for meeting, and larger amounts for exceeding, the performance goals that represented substantial challenges to AIP participants. The Company performance goals for 2007 consisted of the following components:

Operating Earnings Achievements	40%
Operating Cash Flow Achievements	30%
Manufacturing Improvements	10%
(Inventory Turns 5%)
(Yield Improvements 5%)
Safety and Environmental Improvements	10%
(Lost Time Incidents 5%)
(Recordable Incidents 5%)
Customer Responsiveness Improvements	10%
(Delivery Performance 5%)
(Quality/Complaints 5%)

Under the 2007 AIP, no payments were to be made if the operating earnings achieved were less than the established minimums for each item, notwithstanding the level of achievement of the other performance goals for the year. In addition, a prerequisite to any award is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

Individual AIP opportunities are granted at “Threshold,” “Target” and “Maximum” levels, which are predetermined levels of achievement of the performance goals and are expressed as a percentage of base salary. For Mr. Hassey, the respective percentages of base pay that could be paid under AIP for 2007 based on the relative levels of achievement were 87.5% at Threshold, 175% at Target and 350% at Maximum. For Messrs. Harshman, Kittenbrink and Walton, the Committee determined that the percentages of base salary to be paid under AIP for 2007 at Threshold would each be 50%, at Target would each be 100% and at Maximum would each be 200%. For Mr. Dunlap, the Committee determined that the percentages of base salary to be paid under AIP for 2007 at Threshold would be 40%, at Target would be 80% and at Maximum would be 160%.

Under the AIP, the Committee retains negative discretion to reduce actual amounts payable to each individual by up to 20% if the individual does not achieve goals determined appropriate by the Committee. The Committee also has the discretion to pay up to 20% of an individual’s calculated award as annual bonus if, in its discretion, such additional amounts are warranted under the circumstances, including achieving financial performance in excess of the Maximum performance goals set for the year. No discretionary additional amount would be performance-based compensation for purposes of Section
162(m) of the Internal Revenue Code of 1986, as amended.

As previously disclosed, the Committee has chosen not to grant stock options to employees as a matter of policy after 2003 and, although permitted to grant stock options under the 2007 Incentive Plan, the Committee did not grant stock options in 2007.

The programs implemented for the 2007-2009 performance measurement period, and also reflected in preceding tables, were:

Performance/Restricted Stock Program (“PRSP”)

For the 2007-2009 performance measurement period, one-half of the stock-based awards granted will vest, if at all, only upon the Company’s achievement of at least an aggregate of $900 million in net income (determined in accordance with U.S. generally accepted accounting principles) for the period of January 1,

2007 through and including December 31, 2009. If the net income target is not reached or exceeded on or before December 31, 2009, or if the individual leaves the employ of the Company for a reason other than retirement, death or disability, this one-half of the stock-based award will be forfeited.

The other one-half of the stock-based awards is traditional restricted stock but also has a performance element. This one-half of each award will vest upon the earlier of (i) February 22, 2012 (if, except in the case of retirement, death or disability, the participant is still an employee of the Company on that date) or (ii) attainment of the performance criteria for the January 1, 2007 through December 31, 2009 period. The share amount of the performance/restricted stock award is calculated as a percent of base salary, based on the average trading price of the stock on the New York Stock Exchange on the date of the award. The respective percentage of base salary used to determine the number of shares of performance/restricted stock for the named officers is as follows: Mr. Hassey, 200%, Messrs. Harshman, Kittenbrink and Walton, 125% and Mr. Dunlap, 100%.

Dividends on performance/restricted stock are paid in cash for the 2007-2009 measurement period.

Total Shareholder Return Incentive Compensation Program (“TSRP”)

Under the TSRP, participants receive an opportunity to earn a target number of shares based on a comparison of the Company’s total stockholder return (change in stock price plus dividends paid, or “TSR”) for a three-year performance measurement period, compared to the TSR for the same performance measurement period of a peer group of companies approved by the Committee. The peer group consists of publicly held companies that engage in metals, metals-handling and aerospace-related or metals-related businesses. The peer group is more fully discussed in the “Three-Year Total Stockholder Return” portion of the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement.

The Committee determined that there would be a new TSRP performance measurement period starting on January 1, 2007, and ending on December 31, 2009. Under the terms of the TSRP, the Committee selected the eligible participants, established a target number of performance shares for each participant, and constructed the peer group of companies for that performance measurement period. The target number of shares was determined by dividing a predetermined percentage of an individual’s base salary by the average closing price of a share of Company Common Stock for the thirty trading days preceding January 1, 2007, $88.338. The percentage of base salary used to determine the number of shares to be issued under the program for the named officers at target is as follows: Mr. Hassey, 200%, Messrs. Harshman, Kittenbrink and Walton, 125%, and Mr. Dunlap 100%.

For the 2007-2009 performance measurement period, participants in the TSRP can earn from 50% (at threshold, which is performance at the 25th percentile) to a maximum of 300% of the target number of shares for performance at the 90th percentile or above, depending on the percentile rank of the Company’s TSR for the performance measurement period as compared to the TSR of the peer group of companies for the same period. Performance below threshold earns 0%. The earned number of shares of Company Common Stock, if any, are issued to the participants after the end of the performance measurement period. The design of the TSRP was largely unchanged from 2006.

Key Executive Performance Plan (“KEPP”)

The Company’s KEPP is a long-term cash bonus plan in which management’s executive committee, including the five named officers, participate and will receive cash payments if, but only if, a predetermined level of financial performance is attained or exceeded for the applicable performance measurement period. KEPP was established by the Committee initially in 2004 in order to keep the Company’s long-term incentive programs competitive with peer companies. The Committee has established three performance measurement periods under the KEPP applicable for purposes of the compensation tables: 2005-2007 (KEPP II), 2006-2008 (KEPP III) and 2007-2009 (KEPP IV). See the KEPP graph on page 35 of this Proxy Statement.

The KEPP program is divided into two levels, one requiring payment of cash bonuses if a designated threshold level of income before taxes for the 2007-2009 performance measurement period is reached, and the second permitting the Committee to exercise negative discretion on a separate level bonus pool formed if the preset financial performance goals are reached. The Committee’s negative discretion concerning the second level is based on the Committee’s evaluation of the extent to which designated key operational objectives are achieved and the Committee’s evaluation of the performance of the trading price of Company Common Stock.

Opportunities under KEPP are scaled so that aggregate compensation of participants will be at or below median of a comparable group of companies (see peer group of companies listed on page 38 of this Proxy Statement) if performance is less than the threshold level of payment, but will result in aggregate compensation to KEPP participants at approximately the 90th percentile of the comparator group if performance is at the highest preset gradient. Threshold and gradients are intended to be substantial challenges to participants and are set with reference to improvements in income before taxes over the preceding period’s actual results.

For the 2005-2007 three-year performance measurement period of KEPP II, the threshold level of performance required income before taxes of $420 million at threshold and an additional $40 million of income before taxes for each of the ten gradients. No additional amount was paid for performance achieving income before taxes above the highest gradient. Actual income before taxes was approximately $1.7 billion; therefore, the KEPP II paid out at maximum performance levels for the 2005-2007 performance measurement period.

For the 2006-2008 performance measurement period of KEPP III, an aggregate of $900 million in income before taxes is required at threshold, and each of the successive nine gradients requires an additional $100 million in aggregate income before taxes. No additional amount will be paid for performance achieving income before taxes above the highest gradient.

For the 2007-2009 performance measurement period of KEPP IV, an aggregate of $2.5 billion in income before taxes is required at threshold, and each of the successive nine gradients requires an additional $100 million in aggregate income before taxes.

Additionally, at level two for KEPP, there are specific goal tasks that are proprietary but have in the past included acquiring assets required to penetrate predetermined niche markets, efficiently increasing the Company’s titanium production capacity, specific cost control measures, increasing overseas presence and production and other team-oriented tasks key to the Company’s long term business plan designed to fundamentally reposition the Company to succeed in cyclical markets. KEPP payments may be made if the actual achievement for any one or more years exceeds the average annual targets. In 2007, the Committee was informed by its compensation consultant that, in the sixteen year period then completed, only one company in the comparator group has maintained the rate of earnings and income before taxes improvements required to qualify for threshold levels of payments for the three performance measurement periods.

For the 2007-2009 performance measurement period, the payment to continuing KEPP participants (which included Dr. Jack W. Shilling at the time the measurement period began and who has since retired) for threshold performance is approximately 0.14% of the amount of income before taxes for each of level one and level two, and the payment opportunities increase to approximately 1.03% of the designated amount of income before taxes for level one and for level two at the highest gradient. No compensation will be paid for performance in excess of the highest gradient.

The percentage of the bonus pools that would or could be paid to individual participants varies slightly at the various gradients for the 2005-2007 and the 2006-2008 measurement periods. For those years, the CEO’s percentage of any pool is not greater than 24% at any gradient above threshold and, at some gradients, is less. The other named officers’ opportunities average approximately 11% each at the various gradients for those performance measurement periods. Beginning for the 2007-2009 performance measurement period, the gradients are a direct function of base salary at each gradient. The CEO’s percentage of the potential pools for 2007-2009 is approximately 26%.

For a discussion of employment agreements that the named officers have entered into with the Company, please see the “Employment and Change in Control Agreements” section of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End for 2007

		Option Awards					Stock Awards
									Equity		Equity
									Incentive		Incentive
									Plan		Plan
									Awards:		Awards:
									Number		Market
				Equity					of		or Payout
				Incentive				Market	Unearned		Value of
				Plan			Number of	Value of	Shares,		Unearned
		Number of	Number of	Awards:			Shares or	Shares or	Units or		Shares,
		Securities	Securities	Number of			Units of	Units of	Other		Units or
		Underlying	Underlying	Securities			Stock	Stock	Rights		Other
		Unexercised	Unexercised	Underlying	Option		that	that	that		Rights
		Options	Options	Unexercised	Exercise	Option	Have	Have	Have Not		That have not
		Exercisable	Unexercisable	Unearned	Price	Expiration	Not Vested	Not Vested	Vested		Vested
Name	Grant Date	(#)(1)(2)	(#)(1)	Options (#)	($)	Date	(#)(1)(3)	($)(4)	(#)(1)		($)(4)

L. Patrick Hassey	02/22/2006						6,647	574,301	6,646	(5)	574,214

	02/22/2006								46,977	(6)	4,058,853

	02/21/2007						8,423	727,747	8,422	(5)	727,661

	02/21/2007								14,312	(6)	1,236,594

		—	—	—			15,070	1,302,048	76,358		6,597,322

Richard J. Harshman	01/24/2003	10,000	—	—	5.70	01/24/2013

	02/12/2003	5,000	—	—	3.63	02/12/2013

	02/22/2006						1,995	168,912	1,955	(5)	168,912

	02/22/2006								13,817	(6)	1,193,780

	02/21/2007						2,477	214,013	2,477	(5)	214,013

	02/21/2007								4,204	(6)	363,258

		15,000	—	—			4,432	382,925	22,453		1,939,963

Douglas A. Kittenbrink	02/22/2006						1,995	168,912	1,955	(5)	168,912

	02/22/2006								13,817	(6)	1,193,780

	02/21/2007						2,477	214,013	2,477	(5)	214,013

	02/21/2007								4,204	(6)	363,258

		—	—	—			4,432	382,925	22,453		1,939,963

Jon D. Walton	01/24/2003	10,000			5.70	01/24/2013

	02/12/2003	5,000			3.63	02/12/2013

	02/22/2006						1,995	168,912	1,955	(5)	168,912

	02/22/2006								13,817	(6)	1,193,780

	02/21/2007						2,477	214,013	2,477	(5)	214,013

	02/21/2007								4,204	(6)	363,258

		15,000	—	—			4,432	382,925	22,453		1,939,963

Terry L. Dunlap	02/22/2006						1,332	114,221	1,321	(5)	114,134

	02/22/2006								8,705	(6)	752,102

	02/21/2007						1,787	154,397	1,786	(5)	154,310

	02/21/2007								3,032	(6)	261,982

		—	—	—			3,109	268,618	14,844		1,282,529

(1)	This table relates to unexercised options to purchase Company Common Stock as of December 31, 2007, and shares of performance/restricted stock and awards under the TSRP that have not vested for performance measurement periods ending in 2008 and 2009.

(2)	Stock options awarded to named officers vested in equal amounts annually over three years from their respective dates of grant.

(3)	Consists of shares of time-based restricted stock. In conjunction with the shares set forth in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested” column of this table, the number of shares reported in this column represent the number of shares that would be awarded if the maximum performance measure under the Performance/Restricted Stock Program for the 2006-2008 and 2007-2009 performance measurement periods are met at the end of the applicable performance measurement period. This assumption was made because 2007 performance exceeded maximum.

(4)	Amounts were calculated using $86.40 per share, the closing trading price of Company Common Stock at December 31, 2007. When the performance/restricted stock was granted in February 2006, the share price used to determine the number of shares awarded was the average of the high and low trading prices on the date of grant, which was $51.155. When the performance/restricted stock was granted in February 2007, the share price used to determine the number of shares awarded was the average of the high and low trading prices on the date of grant, which was $104.96. When the TSRP share awards were granted, the stock price used to calculate the number of shares was $33.7263 in 2006 and was $88.338 in 2007, which is the average closing price of Company Common Stock for the thirty trading days prior to the first day of the performance measurement period.

(5)	Consists of shares of performance-based restricted stock. In conjunction with the shares set forth in the “Number of Shares or Units of Stock that Have Not Vested” column of this table, the number of shares reported in this column represent the number of shares that would be awarded if the maximum performance measure under the Performance/Restricted Stock Program for the 2006-2008 and 2007-2009 performance measurement periods are met at the end of the applicable performance measurement period. This assumption was made because 2007 performance exceeded maximum.

(6)	Represents the number of shares that would be awarded if the maximum performance measure under the TSRP for the 2006-2008 and 2007-2009 performance measurement periods are met at the end of the performance measurement period. This assumption was made because 2007 performance exceeded maximum.

Option Exercises and Stock Vested for 2007

	Option Awards			Stock Awards
	Number of		Value	Number of
	Shares		Realized on	Shares	Value
	Acquired on		Exercise	Acquired on	Realized on
Name	Exercise (#)(1)		($)(3)	Vesting (#)(4)	Vesting ($)(5)

L. Patrick Hassey	46,000	(2)	4,345,665	124,748	8,412,400
Richard J. Harshman	—		—	36,691	2,474,276
Douglas A. Kittenbrink	—		—	36,691	2,474,276
Jon D. Walton	—		—	36,691	2,474,276
Terry L. Dunlap	—			18,491	1,246,935

(1)	Options to purchase Company Common Stock were awarded pursuant to the Company’s 2000 Incentive Plan.

(2)	Mr. Hassey exercised 46,000 stock options on January 30, 2007.

(3)	Amounts were calculated by multiplying the number of shares acquired upon exercise of the stock options by the difference between the exercise price of the stock options and the value received upon sale of Company Common Stock on the applicable date of exercise.

(4)	Consists of shares of performance/restricted stock awarded on February 25, 2005 pursuant to the Performance/Restricted Stock Program plus dividends paid on such shares during the 2005-2007 performance measurement period in the form of additional shares of performance/restricted stock, and shares awarded at the maximum amount (or three times target) based on performance pursuant to the TSRP at the 90th percentile or above, respectively, in the following amounts for the named officers (excluding dividend amounts): Mr. Hassey, 29,701 and 94,380; Messrs. Harshman, Kittenbrink and Walton, 8,736 and 27,759; Mr. Dunlap, 4,403 and 13,989.

(5)	Amounts were calculated using the award price of $67.435 per share, which was the average of the high and low trading prices of Company Common Stock for January 25, 2008, the business day prior to the award payment date. The closing price of Company Common Stock on the date that the performance measurement period ended, December 31, 2007, was $86.40 per share.

When the stock awards, as described in note 4 to this table, were made in 2005, the price used to determine the number of shares of performance/restricted stock issued was $22.895, which was the average of the high and low trading prices of Company Common Stock on the NYSE on February 25, 2005. At the time the TSRP award opportunity was set in 2005 for the 2005-2007 performance measurement period, the awards were denominated in shares of Company Common Stock based on a percentage of the participant’s base salary at the beginning of the performance measurement period, with the number of shares determined using the average closing price for a share of Company Common Stock on the NYSE for the thirty trading days immediately prior to the beginning of the performance measurement period, which was $21.615.

Pension Benefits for 2007

			Present Value
		Number of Years	of Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

L. Patrick Hassey	Supplemental Pension Plan	4	1,644,434	—
Richard J. Harshman	ATI Pension Plan	28	655,804	—
	ATI Benefit Restoration Plan	21	803,801	—
	Supplemental Pension Plan	7	805,789	—
Douglas A. Kittenbrink	ATI Pension Plan	14	468,108	—
	Supplemental Pension Plan	16	873,871	—
Jon D. Walton	ATI Pension Plan	20	1,494,028	—
	Supplemental Pension Plan	22	1,528,462	—
Terry L. Dunlap	ATI Pension Plan	5	19,823	—

(1)	Years of credited service reflect the number of years of service used for determining benefits for each individual during their participation under the respective plans.

(2)	The present value of accumulated benefit as of December 31, 2007 is computed using the relevant actuarial assumptions consistent with those used to value the Company’s defined benefit pension plans in the Company’s 2007 audited financial statements.

The Company maintains a qualified defined benefit pension plan, called the Allegheny Technologies Incorporated Pension Plan (“ATI Pension Plan”), which has a number of benefit formulas that apply separately to various groups of employees and retirees. In general, the variances among formulas are determined by work location and job classification. A principal determinant is whether an employee was employed by Allegheny Ludlum Corporation (“Allegheny Ludlum”), as in the case of Messrs. Kittenbrink and Walton, or by Teledyne, Inc. (“TDY”), as in the case of Mr. Harshman, in 1996 when those corporations engaged in a business combination to form the Company. Mr. Hassey does not participate in the ATI Pension Plan under any formula.

Allegheny Ludlum ceased pension accruals under its pension formula in 1988, except for employees who then met certain age and service criteria. Mr. Walton and Mr. Dunlap have modest frozen benefits under the Allegheny Ludlum formula. Mr. Kittenbrink accrued no benefit under the Allegheny Ludlum benefit formula. Neither Mr. Walton nor Mr. Kittenbrink participates in a restoration plan for defined benefits.

Both the Allegheny Ludlum formula and the TDY formula multiply years of service by compensation and then by a factor to produce a benefit which, in turn, is reduced with respect to Social Security amounts payable to determine a monthly amount payable as a straight life annuity. Participants can choose alternate benefit forms, including survivor benefits. The Allegheny Ludlum and TDY definitions of service and compensation differ somewhat, as do the factors used in the respective formulas. However, the differences in the resulting benefits between the two formulas are small for the named officers to which they apply.

Upon becoming a corporate employee, Mr. Harshman ceased receiving credit for service under the TDY formula after having been credited with approximately twenty years of service under that formula. Mr. Harshman participates in a restoration plan for defined benefits that would restore to him from corporate assets the amount not payable under the TDY formula due to limits under the Code.

As an alternative benefit, if greater than the benefit under the applicable Allegheny Ludlum or TDY formula, the named individuals, other than Mr. Hassey, participate in the ATI Pension Plan at specified, actuarially determined accrual rates per year that do not exceed annual accrual rates permitted under the Code. The monthly straight life annuity value is determined by multiplying (i) the highest rate of monthly compensation in the five years prior to retirement after giving effect to applicable limitations on compensation imposed by Section 401(a)(17) of the Internal Revenue Code (which was $225,000 for 2007) by (ii) the specified accrual rates (ranging from 2.5% to 3.4%) and then by (iii) years of service not in excess of thirty. Benefits are not subject to offset for Social Security or other third party benefits. These benefits are subject to further reduction to comply with any applicable limitations under the Code.

Normal retirement age under the ATI Pension Plan is age 65. Participants can retire with immediate commencement of an undiscounted accrued benefit at the normal retirement age or after thirty years of service regardless of age. Participants can retire prior to attaining age 65 or thirty years of service with benefit payments discounted for early payment at age 62 with at least ten years of service or, with a greater discount, at age 55 with at least ten years of service.

In addition, the Company has established a Supplemental Pension Plan that provides certain key employees of the Company and its subsidiaries, including the named officers (or their beneficiaries in the event of death), with monthly payments in the event of retirement, disability or death, equal to 50% of monthly base salary as of the date of retirement, disability or death. Monthly retirement benefits start following the end of the two-month period after the later of (i) age 62, if actual retirement occurs prior to age 62 but after age 58 with the approval of the Board of Directors, or (ii) the date actual retirement occurs, and generally continue for a 118-month period. With respect to Mr. Hassey, one year of payment is accrued for each year of service, to a maximum of ten years. The plan describes the events that will terminate an employee’s participation in the plan.

Nonqualified Deferred Compensation for 2007

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	In Last FY	In Last FY	In Last FY	Distributions	at Last FYE
Name	($)(1)	($)(1)	($)(2)	($)	($)

L. Patrick Hassey	—	322,328	44,369	—	1,019,503
Richard J. Harshman	—	94,567	18,244	—	419,207
Douglas A. Kittenbrink	—	89,692	19,060	—	437,965
Jon D. Walton	—	94,567	26,311	—	604,567
Terry L. Dunlap		79,108	9,995	—	229,672

(1)	Reflects contributions made pursuant to the Benefit Restoration Plan. Under the terms of the plan, the participants do not contribute; only the Company contributes to the plan on the participants’ behalf. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2007.

(2)	Aggregate earnings are calculated using the fiscal year end balance, including current year contributions, multiplied by the interest rate on the Fixed Income Fund investment option in the Company’s (qualified) Defined Contribution Pension Plan. For 2007, this rate was 4.62%.

Under the non-qualified Defined Contribution Benefit Restoration Plan, the Company supplements payments received by participants under the Retirement Savings Plan by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Internal Revenue Code. Distributions under the Defined Contribution Benefit Restoration Plan are available only at the times and in the same forms as under the Retirement Savings Plan, subject to payment delays to comply with Section 409A of the Internal Revenue Code.

Employment and Change in Control Agreements

Employment Agreements

In August 2003, the Company entered into an employment agreement with L. Patrick Hassey in connection with his employment as President and Chief Executive Officer, effective October 1, 2003. The agreement has an initial term of three years and renews automatically each month thereafter for a successive three-year term absent notice from one party to another of termination. Under the terms of his employment agreement, Mr. Hassey is paid an annual base salary of at least $850,000. In the process of recruiting Mr. Hassey in 2003, the Company agreed to accommodate his request that he be able to avoid relocating his family from its Salt Lake City residence. In order to do so, Mr. Hassey periodically uses Company leased aircraft so that he can maintain a full schedule with the Company. Mr. Hassey’s use of Company leased aircraft for these purposes is a provision of Mr. Hassey’s employment agreement with the Company. In addition, under the terms of the employment agreement, Mr. Hassey is entitled to participate in the Annual Incentive Plan and the Company’s other executive compensation programs, including the TSRP, the KEPP and the Supplemental Pension Plan on the terms outlined above. Mr. Hassey is bound by a confidentiality provision, and he is subject to non-competition and non-interference covenants during the term of his employment and for one year thereafter. Also, a non-disparagement provision survives for 24 months following the termination of his employment.

The agreement also provides that if the Company terminates Mr. Hassey’s employment for reasons other than “cause” (defined in the agreement to mean (i) a willful failure to perform substantially his duties after a written demand for substantial performance is given, (ii) willful engagement in illegal conduct or gross misconduct, or (iii) the breach of a fiduciary duty involving personal profit), or if he resigns for “good reason” (defined in the agreement to mean (i) the assignment of duties inconsistent with position, (ii) failure by the Company to pay compensation and benefits when due other than a failure not occurring in bad faith, (iii) relocation of Company headquarters outside of Pittsburgh, Pennsylvania or requiring substantially more business travel, (iv) purported termination other than as expressly permitted in the agreement, or (v) failure by the Company to cause a successor corporation to adopt and perform under the agreement), Mr. Hassey will receive all payments and obligations accrued through the date of his termination, as well as a cash severance payment equal to:

•	three times the sum of his then-current annual base salary plus the amount of Annual Incentive Plan bonus payable for the year of termination at the greater of actual-to-date performance or target;

•	all accrued benefits under all qualified and nonqualified pension, retirement and other plans in which he participates;

•	accelerated vesting of stock options and stock-based rights which shall remain exercisable until the earlier of their expiration or three years from the date of termination;

•	earned but not yet paid TSRP or other equity-based awards; and

•	continued health and life insurance benefits for 36 months following the date of termination, unless such termination or resignation occurs after a change in control.

A “change in control” is defined to include (i) the acquisition by an individual or entity of 20% or more of Company voting stock, (ii) incumbent directors ceasing to constitute a majority of the Board, (iii) approval by Company stockholders of a reorganization, merger or consolidation, (iv) approval by the Company stockholders of a liquidation or sale or disposition of 60% in value of the Company’s assets, or (v) the occurrence of any of the preceding events within 90 days prior to the date of termination. If such termination or resignation occurs within one year after a change in control, Mr. Hassey will receive all payments and obligations accrued through the date of his termination, as well as a cash severance payment equal to:

•	three times the sum of his then-current annual base salary plus the amount of AIP payable for the year at the greater of actual-to-date performance or target;

•	all accrued benefits under all qualified and nonqualified pension, retirement and other plans in which he participates;

•	accelerated vesting of stock options and stock-based rights which shall remain exercisable until the earlier of their expiration or three years from the date of termination;

•	payments with respect to the TSRP and KEPP for the completed and uncompleted performance measurement periods;

•	vesting of equity-based awards at the target level of performance;

•	continued health and life insurance benefits for 36 months following the date of termination; and

•	reimbursement for taxes, including excise taxes, assessed.

The Company entered an employment agreement with Jon D. Walton in connection with the combination of Allegheny Ludlum Corporation and Teledyne, Inc. in 1996. The initial term under the agreement was three years, but by its terms, the agreement renews automatically each month absent notice from one party to the other, so that the then remaining term is one year. The agreement provides for the payment of base salary as well as for eligibility to participate in incentive compensation, equity compensation, employee and fringe benefit plans offered to senior executives of the Company. The agreement generally terminates prior to the expiration date without breach by any party in the event of Mr. Walton’s death, disability or voluntary resignation. The Company may also terminate the agreement for cause without breach by it. If Mr. Walton resigns for good reason (which is defined to include demotion, reduction in base pay or movement of corporate headquarters), or if the Company terminates his employment for reasons other than cause or disability, then Mr. Walton is entitled to receive continued payment of his base salary through the date of termination, as well as payments equal to:

•	his base pay for the remaining term of the agreement;

•	cash bonus, determined based on actual financial results;

•	service credit for the period of the remaining term of the agreement under Company deferred compensation plans and the Benefit Restoration Plan, and full vesting under such plans;

•	reimbursement of certain legal and tax audit fees; and

•	continued participation in certain compensation and employee benefit plans for the remainder of the term, including certain supplemental pension benefits.

Mr. Walton is subject to a confidentiality covenant and is bound by a non-competition provision during the term of his employment.

Change in Control Severance Agreements

The Company has entered into change in control severance agreements, as amended, with the named officers (other than Mr. Hassey) and other key employees to assure the Company that it will have the continued support of the executive and the availability of the executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control.

A “change in control” is defined as (i) the Company’s actual knowledge that (x) an individual or entity has acquired beneficial ownership of 20% or more of the voting power of Company stock or (y) persons have agreed to act together for the purpose of acquiring 20% or more of the voting power of Company stock, (ii) the completion of a tender offer entitling the holders to 20% or more of the voting power of Company stock, (iii) the occurrence of a successful solicitation electing or removing 50% of the Board or the Board consisting less than 51% of continuing directors, or (iv) the occurrence of a merger, consolidation, sale or similar transaction.

In general, the agreements provide for the payment of severance benefits if a change in control occurs and within 24 months after the change in control either the Company terminates the executive’s employment with the Company without “cause” (defined to mean a felony conviction, breach of fiduciary duty involving personal profit, or intentional failure to perform stated duties after thirty days’ notice to cure) or the executive terminates employment with the Company for “good reason” (defined to mean (i) a material diminution of duties, responsibilities or status or the assignment of duties inconsistent with position, (ii) relocation more than

35 miles from principal job location, (iii) reduction in annual salary or material reduction in other compensation or benefits, (iv) failure by the Company to cause a successor corporation to adopt and perform under the agreement, or (v) purported termination other than as expressly permitted in the agreement).

In addition to amounts accrued through the date of termination, an employee entitled to severance benefits under a change in control agreement will be paid a lump sum cash payment within 30 days of the date of termination equal to the sum of:

•	base salary plus annual bonus at the greater of target or the actual level of performance achieved through the date of termination projected through the end of the year times a multiple (which is 3 for Messrs. Harshman, Kittenbrink and Walton and 2 for Mr. Dunlap);

•	prorated annual incentive for the then uncompleted year measured at the greater of target or the level of performance achieved through the date of termination projected through the end of the year; and

•	the value of all long term incentive awards for then uncompleted measurement periods determined at the greater of target or actual performance levels achieved to the date of termination projected through the remainder of the measurement period.

An employee eligible for severance will also be provided:

•	the continuation of perquisites and welfare benefits for a period (36 months for Messrs. Harshman, Kittenbrink and Walton and 24 for Mr. Dunlap);

•	reimbursement for outplacement services up to $25,000 for Mr. Harshman, Kittenbrink and Walton and $15,000 for Mr. Dunlap; and

•	the number of years corresponding to the applicable multiples above of credited service and full vesting under the Company’s supplemental pension plans in which the executive participates.

The agreements also provide for the lifting of restrictions on stock awarded. Also, the Company will pay the employee a gross-up payment for excise taxes, if necessary.

The agreements have a term of three years, which three-year term will continue to be extended until either party gives written notice that it no longer wants to continue to extend the term. If a change in control occurs during the term, the agreements will remain in effect for the longer of three years or until all obligations of the Company under the agreements have been fulfilled.

In 2007, the Personnel and Compensation Committee reviewed and amended the change in control severance agreements to eliminate the presumption of performance at maximum levels under the performance plans for purposes of the change in control payments. The Committee also reviewed the then change in control valuation, as well as the purposes and effects of the agreements, and determined that it is in the Company’s best interests to retain the change in control agreements on their terms and conditions as amended.

Potential Payments Upon Termination or Change in Control

The tables below reflect estimates of the amount of compensation in addition to the amounts shown in the compensation tables to each of the named officers of the Company in the event of termination of such executive’s employment. The amount of enhanced compensation payable to each named officer upon voluntary termination, retirement, involuntary not for cause termination, for cause termination, involuntary or good reason termination within 24 months following a change in control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and are estimates of the amounts which would be paid out to the executives upon their termination. On December 31, 2007, the closing trading price of Company Common Stock on the NYSE was $86.40. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For purposes of the tables, the actual performance to the assumed date of termination has been at or near maximum performance targets for the uncompleted performance measurement periods and that maximum performance level is projected through the remainder of the uncompleted performance measurement periods. Further, the tables show annual bonus amounts at the highest level of performance. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. However, the amounts shown are approximately the greatest amount that can be paid under the circumstances prevailing at the assumed termination date of December 31, 2007.

Payments Made Upon Termination

Regardless of the manner in which a named officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the savings portion of the Retirement Savings Plan and the Benefit Restoration Plan;

•	unused vacation pay; and

•	amounts accrued and vested through the ATI Pension Plan and Supplemental Pension Plan.

Payments Made Upon Retirement

In the event of the retirement of a named officer, in addition to the items identified above, such officer will be entitled to:

•	retain any outstanding stock options for the remainder of the outstanding ten-year term;

•	receive a prorated share of each outstanding TSRP award upon the completion of such cycle when, if and to the extent such award is earned during the applicable performance measurement period;

•	receive all outstanding shares of performance/restricted stock when and to the extent that the restrictions on such shares lapse upon the passage of time or the achievement of the applicable performance criteria;

•	receive that portion of the outstanding KEPP awards that were earned at the time of retirement and a prorated share of the remaining portion of each outstanding KEPP award;

•	receive payments under the Supplemental Pension Plan, beginning two months after retirement, subject to Section 409A of the Internal Revenue Code;

•	receive health and welfare benefits until age 65 and receive health and welfare benefits for dependants, as applicable, subject to the limitations applicable to all salaried employees; and

•	receive life insurance benefits until death.

Consent of the Company is required for payments of the TSRP, performance/restricted stock and KEPP awards described above upon retirement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate, each as generally available to all salaried employees. In addition, all outstanding performance/restricted share awards vest on the death of a named officer.

Payments Made Upon a Change in Control

As described in the “Employment and Change in Control Agreements” section, the Company is a party to an employment agreement with Mr. Hassey and a change in control severance agreement with each other named officer that provides the named officer with payments in the event his employment is terminated by the Company for reasons other than cause or by the named officer for good reason (defined to include diminishment of pay, benefits, title or job responsibilities or transfer from the home office) within twenty four months after a change in control. See the information under the caption “Employment and Change in Control Agreements” for definitions. The tables below illustrate the amount of payments due in various circumstances.

As noted, the column “Involuntary or Good Reason Termination w/in 24 Months of a Change in Control” assumes that there was a change in control at the December 31, 2007 closing price of $86.40 per share and all of the named officers had a triggering event on December 31, 2007 and all cash amounts due, all deferred compensation enhancements and all potential benefit payments were to be paid in a single lump sum. The aggregate of the payment to the named officers would be 1.27% of the indicated transaction value of $8.84 billion, which represents the Company’s equity market capitalization value at December 31, 2007.

L. Patrick Hassey ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	7,301	0	7,301	0	0
Compensation:
AIP	0	0	0	0		0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	2,604	2,604	0	2,604	2,604	2,604
TSRP	0	4,382	4,382	0	10,420	4,382	4,382
KEPP	0	14,206	14,206	0	17,350	14,206	14,206
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	0	0	0
Non-qualified Retirement Plan	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	0	0	30	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	0	0	0
Outplacement	0	0	0	0	0	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	21,192	28,493	0	37,705	21,192	21,192

For 12 months after termination, Mr. Hassey is obligated to refrain from competing with the Company and soliciting employees or customers of the Company, and for 24 months after termination, Mr. Hassey is obligated to refrain from disparaging the Company.

Richard J. Harshman ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	3,328	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	766	0	0	766	622	622
TSRP	0	1,288	0	0	3,063	1,288	1,288
KEPP	0	3,401	0	0	8,160	3,401	3,401
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	131	0	0
Non-qualified Retirement Plan	0	0	0	0	692	0	0
Health & Welfare Benefits	0	0	0	0	30	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	4,534	0	0
Outplacement	0	0	0	0	25	0	0
Supplemental Pension Plan:	0	0	0	0	2,080	0	0
Total	0	5,455	0	0	22,809	5,311	5,311

Douglas A. Kittenbrink ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	3,328	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	766	0	0	766	622	622
TSRP	0	1,288	0	0	3,063	1,288	1,288
KEPP	0	3,401	0	0	8,160	3,401	3,401
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	125	0	0
Non-qualified Retirement Plan	0	0	0	0	677	0	0
Health & Welfare Benefits	0	0	0	0	30	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	4,387	0	0
Outplacement	0	0	0	0	25	0	0
Supplemental Pension Plan:	0	0	0	0	2,080	0	0
Total	0	5,455	0	0	22,641	5,311	5,311

Jon D. Walton ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	832	0	3,328	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	766	623	0	766	622	622
TSRP	0	1,288	2,544	0	3,063	1,288	1,288
KEPP	0	3,401	6,773	0	8,160	3,401	3,401
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	44	0	131	0	0
Non-qualified Retirement Plan	0	0	77	0	231	0	0
Health & Welfare Benefits	0	0	10	0	30	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	4,307	0	0
Outplacement	0	0	25	0	25	0	0
Supplemental Pension Plan:	0	0	0	0	2,080	0	0
Total	0	5,455	10,928	0	22,121	5,311	5,311

Terry L. Dunlap ($ in thousands):

					Involuntary
					or Good
					Reason
					Termination
					(w/in 24
			Involuntary		months of
Executive Benefit and	Voluntary		Not for Cause	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Termination	Termination	Control)	Disability	Death
Severance:	0	0	0	0	1,950	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
Performance/Restricted Stock	0	387	0	0	537	537	537
TSRP	0	847	0	0	2,069	847	847
KEPP	0	3,003	0	0	7,250	3,003	3,003
Benefits & Perquisites:
Non-qualified Savings Plan	0	0	0	0	79	0	0
Non-qualified Retirement Plan	0	0	0	0	13	0	0
Health & Welfare Benefits	0	0	0	0	30	0	0
Life Insurance Proceeds	0	0	0	0	0	0	0
Excise Tax & Gross Up	0	0	0	0	3,024	0	0
Outplacement	0	0	0	0	15	0	0
Supplemental Pension Plan:	0	0	0	0	0	0	0
Total	0	4,237	0	0	14,967	4,387	4,387

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Personnel and Compensation Committee is an officer or employee of the Company, and no member of the Committee has a current or prior relationship, and no officer who is a statutory insider of the Company, has a relationship to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

CERTAIN TRANSACTIONS

Family Relationship.  Terry L. Dunlap, ATI Allegheny Ludlum Business Unit President, is a member of the immediate family of Robert P. Bozzone, a member of the Company’s Board of Directors. Mr. Bozzone is retiring from the Board at the 2008 Annual Meeting of Stockholders. Mr. Dunlap’s compensation from the Company is reported in the “Executive Compensation” section of this Proxy Statement.

Review Policy.  On February 22, 2007, the Board of Directors adopted a written Statement of Policy with respect to Related Party Transactions (the “Policy”). The Policy applies to transactions or arrangements between the Company and a related person (namely directors, executive officers, and their immediate family members, and 5% stockholders) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K. Under the Policy, no related party transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board of Directors. The Audit Committee is primarily responsible for approving and ratifying related party transactions, and in doing so, will consider all matters it deems appropriate, including the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by the Company, and whether the terms of the transaction are comparable to those available to third parties. The Policy replaced the previous Board policy regarding business transactions with directors.

OTHER INFORMATION

Annual Report on Form 10-K

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO THE CORPORATE SECRETARY, ALLEGHENY TECHNOLOGIES INCORPORATED, 1000 SIX PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222-5479 OR (412) 394-2800.

Proxy Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

The Company has engaged Morrow & Company, Inc. to help solicit proxies from brokers, banks and other nominee holders of Common Stock at a cost of $9,250 plus expenses. Our employees may also solicit proxies for no additional compensation.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 9, 2008.

The Proxy Statement and 2007 Annual Report of Allegheny Technologies Incorporated are available to review at: http://bnymellon.mobular.net/bnymellon/ati

On behalf of the Board of Directors:

Jon D. Walton
Corporate Secretary

Dated: March 25, 2008

Appendix A

STANDARDS OF DIRECTOR INDEPENDENCE

The Board has established the following standards to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. The Board will make its determination that a director is independent following a review of all relevant information and shall apply the following standards:

1.	Independence Generally

An “Independent Director” is one who:

(a) is not, and has not been within the past three years:

(i)	an employee of the Company;

(ii)	directly compensated by the Company in an amount in excess of $100,000 per year, other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service;

(iii)	affiliated with or employed by a present or former internal or external auditor of the Company or any of its affiliates;

(iv)	employed as an executive officer of another company where any of the Company’s present executives serves on the compensation committee of the other company;

(v)	an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any single fiscal year, the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(b)	does not have, and has not had within the past three years, an immediate family member who has been an executive officer of the Company or has received the direct compensation described in clause (a)(ii) above (other than as an employee who is not an executive officer of the Company) or has had a relationship described in clause (a)(iii) above (other than as an employee who is not employed in a professional capacity by the auditor) or (a)(iv) above or has been an executive officer of another company described in clause (a)(v) above; and

(c)	has been determined by the Company’s Board not to have any material relationship with or to the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with or to the Company). Ownership of a significant amount of the Company’s stock does not, by itself, preclude a determination of independence.

2.	Additional Independence Criteria for Audit Committee Members

In addition to being an Independent Director, as defined above, each member of ATI’s Audit Committee must not, except in his or her capacity as a member of the Audit Committee, the Board or any other Board committee of the Company: (a) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof; or (b) be an affiliated person of the Company or any subsidiary thereof. For this purpose, the term “affiliated person” means one who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or any subsidiary thereof. A person will not be deemed to be in control of the Company or any subsidiary, however, unless the person is: (A) the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the Company or (B) an executive officer or director of the Company.

As an amplification of the foregoing:

(i)	Director’s fees (including fees for service on committees) must be the sole compensation that an Audit Committee member receives from the Company.

(ii)	Permissible director fees may include equity-based awards and may also include fees that are structured to provide additional compensation for additional duties (such as extra fees for serving on and/or chairing Board committees).

(iii)	A former Company employee who later qualifies as an Independent Director will not be barred from chairing or serving as a voting member of the Audit Committee merely because he or she receives a pension or other form of deferred compensation from the Company for his or her prior service (provided such compensation is not contingent in any way on continued service as a director).

(iv)	Neither an Audit Committee member nor his or her firm may receive any fees from the Company, directly or indirectly, for services as a consultant or a legal or financial adviser. This applies without regard to whether the Audit Committee member is directly involved in rendering any such services to the Company.

3.	Materiality Determination Based on Facts and Circumstances

In assessing the materiality of any existing or proposed director’s relationship with the Company for the purpose of evaluating the director’s independence (other than a relationship described in clause (a) of the definition of an Independent Director, which will always be deemed material), the Board will consider all relevant facts and circumstances. Material relationships can include, but are not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board should evaluate materiality not only from the perspective of the director, but also from that of persons and organizations with which the director has a relationship. To assist in determining the materiality of specific relationships, the Board has adopted the following non-exclusive standards (the “Materiality Standards”):

•	The interest of a person or a person’s Immediate Family Member in a transaction or series of similar transactions with the Company or its subsidiaries within the past five years will not be deemed to create a material relationship with the Company for the purposes of determining that person’s independence if:

(i)	the amount of the transaction or series of transactions does not exceed $120,000, or

(ii)	the amount of the transaction or series of transactions exceeds $120,000, but (A) the transaction accounts for less than the greater of 2 percent or $1 million of the Company’s consolidated gross revenues for the last full fiscal year, (B) the transaction is a commercial transaction carried out at arm’s length in the ordinary course of business, and (C) the interest of the person or the person’s Immediate Family Member arises solely from (1) his or her position as an executive officer or employee of another party to the transaction and the transaction accounts for less than the greater of 2 percent or $1 million of the consolidated gross revenues of that other party for its last fiscal year or (2) his or her ownership of less than ten percent of the equity ownership of another party to the transaction, or

(iii)	the rate or rates involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or

(iv)	the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•	A person’s affiliation with a firm, corporation or other entity that engages, or during the fiscal year immediately prior to the date of the determination has engaged, or proposes to engage in a transaction with the Company or its subsidiaries, as a customer or supplier or otherwise, whose business accounts for less than the greater of 2 percent or $1 million of the Company’s consolidated gross revenues for its last full fiscal year and less than the greater of 2 percent or $1 million of the consolidated gross revenues of the other firm, corporation or other entity for its last fiscal year, will not be deemed to create a material relationship with the Company for purposes of determining that person’s independence.

•	A person’s affiliation with a firm, corporation or other entity to which the Company or its subsidiaries is indebted at the date of the determination in an aggregate amount that is less than 5 percent of ATI’s consolidated gross assets for its last full fiscal year, will not be deemed to create a material relationship with the Company for purposes of determining that person’s independence.

For purposes of the Materiality Standards only, the term “Company” refers to the Company and its subsidiaries, unless the context requires otherwise, and a person is affiliated with a firm, corporation or other entity if he or she is an executive officer of, or owns, or during the last full fiscal year has owned, either of record or beneficially in excess of a ten percent equity interest in that firm, corporation or other entity.

The basis for the Board’s determination that a relationship is not material will be disclosed in ATI’s proxy statement. If the relationship does not satisfy the Materiality Standards, the basis for the Board’s determination will be specifically explained.

4.	Certain Definitions

(a)	Immediate Family Members. “Immediate Family Members” include a person’s spouse, parents, children, stepparents, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than tenants and employees) who shares such person’s home.

(b)	Affiliate. Except as otherwise specified in paragraph 2. above for purposes of certain Audit Committee requirements or as otherwise defined for purposes of the Materiality Standards, “affiliate” of the Company means a subsidiary, sibling company, predecessor or parent company, except that another entity shall no longer be deemed an affiliate of the Company after five years following termination of its relationship with the Company. Thus, a director who is or has been within the past two years an executive officer of another entity that stopped being an affiliate of the Company more than five years ago will qualify as an Independent Director absent any other disqualifying relationship.

This proxy, when properly executed, will be voted in the manner directed herein. If you sign and return this card but do not specify a vote, the proxies will vote FOR Items A and B and AGAINST Item C and in their discretion on other matters.
Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items A and B:
A. Election of the three nominees as directors:

FOR
the nominees (except	WITHHELD
as indicated)	from all nominees
☐	☐

01 James C. Diggs 02 J. Brett Harvey 03 Michael J. Joyce	To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) in the space that follows:

	FOR	AGAINST	ABSTAIN
B. Ratification of appointment of independent auditors.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Item C:

	FOR	AGAINST	ABSTAIN
C. Stockholder proposal regarding majority voting in director elections.	☐	☐	☐

	Please check here to request an admission ticket to the Meeting.		☐

Signature	Signature	Date

Please sign EXACTLY as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time
May 8, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/ati
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.mobular.net/bnymellon/ati

ALLEGHENY TECHNOLOGIES INCORPORATED
PROXY FOR 2008 ANNUAL MEETING
Solicited on Behalf of the Board of Directors of Allegheny Technologies Incorporated
The undersigned hereby appoints Richard J. Harshman, Marissa P. Earnest and Jon D. Walton or any of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the registered stockholder named herein is entitled to vote with all powers which the stockholder would possess if personally present, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on May 9, 2008, and any adjournments thereof, upon the matters set forth on the reverse side of this card, and, in their discretion, upon such other matters as may properly come before such meeting.

STOCKHOLDERS MAY VOTE BY TOLL-FREE TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR STOCKHOLDERS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you wish to use this card to vote your shares, please vote, date and sign on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
Dear Stockholder,
Enclosed are materials relating to the Allegheny Technologies 2008 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.
Your vote is important. Please vote your proxy promptly whether or not you expect to attend the meeting. You may vote by toll- free telephone, by Internet or by signing and returning the proxy card (above) in the enclosed postage-paid envelope.
Jon D. Walton
Corporate Secretary

EASY WAYS TO SAVE THE COMPANY MONEY
1.	Please consider voting by Telephone (1-866-540-5760); or Internet (http://www.proxyvoting.com/ati).

2.
Please consider consenting to view the Company’s future Annual Reports and Proxy Statements electronically, via the Internet. In order to consent go to the website of Allegheny Technologies’ Transfer Agent, http://www.bnymellon.com/shareowner/isd, and follow the prompts.

          This proxy, when properly executed, will be voted in the manner directed herein. If you sign and return this card but do not specify a vote, the proxies will vote FOR Items A and B and AGAINST Item C and in their discretion on other matters.

The Board of Directors recommends a vote FOR Items A and B:

A. Election of the three nominees as directors:

FOR
the nominees(except	WITHHELD
as indicated)	from all nominees
☐	☐
01 James C. Diggs 02 J. Brett Harvey 03 Michael J. Joyce	To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) in the space that follows:

	FOR	AGAINST	ABSTAIN
B. Ratification of appointment of independent auditors.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Item C:
	FOR	AGAINST	ABSTAIN
C. Stockholder proposal regarding majority voting in director elections.	☐	☐	☐
Please check here to request an admission ticket to the Meeting.			☐

Signature	Signature	Date

Please sign EXACTLY as your name appears above.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time
May 5, 2008.
Your Internet or telephone vote authorizes the Mercer Trust Company to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

INTERNET
http://www.proxyvoting.com/ati-emp
Use the internet to vote your voting instruction card. Have your voting instruction card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your voting instruction card. Have your voting instruction card in hand when you call.

If you vote your voting instruction card by
Internet or by telephone, you do NOT need to mail back your voting instruction card.
To vote by mail, mark, sign and date your voting instruction card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.mobular.net/bnymellon/ati

ALLEGHENY TECHNOLOGIES INCORPORATED
VOTING INSTRUCTION CARD FOR 2008 ANNUAL MEETING
•	Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan
•	Allegheny Technologies Retirement Savings Plan
•	Savings and Security Plan of the Lockport and Waterbury Facilities
•	The 401(k) Savings Account Plan For Employees of the Washington Plate Plant
•	The 401(k) Plan
•	401(k) Savings Account Plan for Employees of the Exton Facility
•	TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products
•	Rome Metals, LLC Employees’ 401(k) and Profit Sharing Plan
•	Hourly 401(k) Plan for Represented Employees at Midland and Lousville
The undersigned hereby directs Mercer Trust Company, the Trustee of the above Plans, to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on May 9, 2008, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before such meeting.
PLAN PARTICIPANTS MAY GIVE DIRECTIONS BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR PARTICIPANTS MAY GIVE DIRECTIONS BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
If you wish to use this card to vote your shares, please vote, date and sign on the reverse side.
▲   FOLD AND DETACH HERE   ▲
•	Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan
•	Allegheny Technologies Retirement Savings Plan
•	Savings and Security Plan of the Lockport and Waterbury Facilities
•	The 401(k) Savings Account Plan For Employees of the Washington Plate Plant
•	The 401(k) Plan
•	401(k) Savings Account Plan for Employees of the Exton Facility
•	TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products
•	Rome Metals, LLC Employees’ 401(k) and Profit Sharing Plan
•	Hourly 401(k) Plan for Represented Employees at Midland and Lousville
As a Plan participant, you have the right to direct Mercer Trust Company, the Trustee of the above Plans, how to vote the shares of Allegheny Technologies Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements.
You may vote by telephone, Internet or by completing, signing and returning the voting instruction card (above). A postage-paid return envelope is enclosed.
The Trustee must receive your voting instructions by May 5, 2008. If the Trustee does not receive your instructions by May 5, 2008, the Trustee shall vote your shares as the Plan Administrator directs.
You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-Plan shares must be voted separately from your Plan shares.

EASY WAY TO SAVE THE COMPANY MONEY:
Please consider voting by telephone (1-866-540-5760); or
Internet (http://www.proxyvoting.com/ati-emp).